Table of Contents

Offering Circular

File No. 024-11090

Preliminary Offering Circular, Dated March 30, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Greene Concepts, Inc.

13195 U.S. Highway 221 N

Marion, North Carolina, 28752

(844) 889-2837; www.greeneconcepts.com

Up to $13,500,000

500,000,000 Units

$0.007 PER UNIT

Each Unit consisting of 3 Shares of Common Stock and 2 Warrants exercisable at $0.01 per Warrant.

1,000,000,000 Shares of Common Stock to be issued upon Exercise of Warrants

This is a public offering of up to $13,500,000. We are offering 500,000,000 units, each unit consisting of 3 Shares of Common Stock of Greene Concepts, Inc., par value $0.0001, and 2 warrants ("Units"), at an offering price of $0.007 per Unit (the "Offered Units") by the Company, on a best efforts basis with no minimum offering required. Through the sale of Units, the Company is offering a maximum of 2,500,000,000 shares. Once purchased, an investor may separately transfer the Common Stock and the Warrant, at its discretion. The Warrants are exercisable upon purchase. Once the Units offered by the Company are qualified by the Securities and Exchange Commission (the “SEC”), the securities underlying the Units will also be qualified for sale.

Please be advised that due to the ownership of super voting rights by our management team in the form of Preferred Shares, your voting rights as a common shareholder will be substantially limited.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Units on a best-efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price will be based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

This offering will start on or after the date that the offering is qualified by the SEC and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Units. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

 Our Common Stock is traded in the OTCMarket Pink Open Market under the stock symbol “INKW.”

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Title of each class of Securities	Maximum Number of Units to be Offered	Proposed offering price per Unit (1)(2)	Proposed aggregate offering proceeds (1)	Commissions and Discounts (2)	Proceeds to Company(3)
Units consisting of shares of Common Stock, $0.0001 par value, and Warrants to purchase Common Stock offered by the Company	500,000,000	$0.007	$13,500,000	$0	$13,500,000

(1) We are offering on a continuous basis starting on the Qualification Date.

(2) We are offering the Units without an underwriter.

(3) Excludes estimated total offering expenses, not including underwriting discount and commissions, will be approximately $100,000. See “Use of Proceeds.”

This Offering Circular relates to the sale of Units by Greene Concepts, Inc., a New York corporation (“we” or the “Company”) to certain accredited investors at a price of $0.007 per Unit.

Investing in the securities involves risks. Greene Concepts, Inc., currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our Board of Directors used its business judgment in setting a price of $0.007 per Unit to the Company as consideration for the Units to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is March 29, 2023.

  THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952 and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., (“Mammoth”), we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing spring and artesian water, Additionally, we expect that Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC (“BNL Capital”). Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

On March 5, 2021, the Company paid $200,000 to BNL Capital to satisfy the remaining obligations owed to BNL Capital. BNL Capital also cancelled 7,500,000 shares of Series A Preferred Stock of the Company owned by BNL Capital.

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice (“CGMP”), regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act (“FSMA”). Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

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As of April 6, 2020, the Company’s, through its wholly owned subsidiary Mammoth, production facility is fully operational after the Company spent 16 months restoring the production facility in Marion, North Carolina (the “Marion Facility”). The Marion Facility currently has the capacity to produce 192 million bottles or 8 million cases annually (with current equipment). The Marion Facility has space for additional capacity.

On February 17, 2021, Mammoth paid off all mortgage liens and obligations for the Marion Facility, equipment and property and has received a certificate of satisfaction from the lien holder. The certificate of satisfaction is being filed with the McDowell County Registry of Deeds which will remove all liens or encumbrances from the Marion Facility deed.

On or about June 14, 2021, the Company amended its Certificate of Incorporation to increase the number of authorized shares to ten billion (10,000,000,000) and create the Series B Convertible Preferred Stock with one thousand (1,000) shares authorized. Each share of Series B Convertible Preferred Stock will be convertible into one hundred million (100,000,000) shares of the Corporation’s common stock.

The Company has launched its CBD infused drink “Happy Mellow” beverage. The product is produced by our co-packers.

Disaster recovery efforts led by the federal government through Federal Emergency Management Agency, state government emergency response programs, and city or county emergency response programs require entities to be registered and cleared thru the System for Award Management (SAM). The Company successfully completed validation requirements and currently is awaiting issuance of Commercial and Government Entity Codes (“CAGE codes”). CAGE codes are unique identifier assigned to suppliers to various government or defense agencies and provide a standardized method of identifying a given facility at a specific location. Greene Concepts Inc. expedited application efforts in order to become registered and available to provide assistance for any disaster or emergency relief efforts. The Company’s Marion bottling facility is a strategically important asset by possessing a total of seven (7) operational wells. The Marion Facility is located within the Pisgah National Forest with an enormous source of pure spring water accessed from the aquifer located deep below the national forest. While the bottling facility can operate at full capacity with a single primary well the Company’s facility has the unique strategic advantage of having six additional operational wells as backup in the unlikely event of any system failures with the primary or any other well.

Corporate Information

Our principal executive offices are located at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752 and our telephone number is (844) 889-2837. We maintain a website at www.greeneconcepts.com. Information available on our website is not incorporated

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The offering

Securities being offered:	We are offering 500,000,000 units, each unit consisting of 3 Shares of Common Stock and 2 warrants, par value $0.0001 ("Units"), at an offering price of $0.007 per Unit (the "Offered Units") by the Company, for a total of offering of $13.5 million. The total number of shares included in the Units is 1,500,000,000 and the total underlying shares after the exercise of all warrants is 1,000,000,000 shares for a total of 2,500,000,000 in this Offering. Each Warrant, is exercisable at $0.01 per warrant and will entitle the holder to purchase one share of common stock.

Minimum subscription:	There is no minimum subscription.

Shares outstanding before the offering:	2,114,667,515 shares of Common Stock, 888,390 shares of Preferred Class A Stock and 60 shares of Preferred Class B Stock as of December 30, 2022.

Shares outstanding after the offering:(1)

Assuming this offering is fully funded, there will be 4,614,667,515 shares of Common Stock issued and outstanding, 888,390 shares of Preferred Class A Stock issued and outstanding and 60 shares of Preferred Class B Stock issued and outstanding.

Number of Warrants to be outstanding after the offering:	A maximum of 1,000,000,000 Warrants, for common stock, par value $0.0001.

Number of shares of Common Stock to be outstanding if all the warrants are exercised:

2,500,000,000 shares, if the maximum amount of Offered Units are sold and all the Warrants are exercised. The total number of shares of our common stock outstanding assumes that the maximum number of units each containing shares of our common stock and warrants is sold in this offering and that all the warrants are exercised.

Price per unit:	$0.007

Maximum offering amount:	500,000,000 Units at $0.007 per Unit, or $3,500,000 and an additional $10,000,000 from the exercise of Warrants (See “Distribution”). The Company will not raise more than $13,500,000.00 in gross proceeds from this offering.

Best efforts offering:	We are offering shares on a “best efforts” basis through our Chief Executive Officer, Mr. Greene, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No Escrow account:	We have not engaged an escrow agent for this offering. Funds invested will be deposited directly into our company’s operating account and immediately available for our use.

Termination of the offering:	This offering will start on the date this Offering Circular is declared qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) exactly 365 days from the date the Offering Circular is qualified by the Securities Exchange Commission, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Use of proceeds:	If we sell all of the Units being offered after the exercise of all warrants, our net proceeds (after our estimated offering expenses) will be $13,400,000. We will use these net proceeds for working capital and other general corporate purposes.

Market for our Common Stock:	Our Common Stock is currently quoted on the OTC Pink Market under the trading symbol “INKW”.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

Investing in our shares involves a significant degree of risk. In evaluating our company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business, Operating Results and Industry

The Current Coronavirus Pandemic May Adversely Affect the Global Economy and the Company’s Operations

As has been widely reported, the emergence of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (COVID-19) in China resulted in the spread to additional countries throughout the world, including the United States, leading to a global pandemic.

The COVID-19 pandemic has led to severe disruptions and volatility in the global supply chain, market and economies, and those disruptions have since intensified and will likely continue for some time.  Concern about the potential effects of COVID-19 and the effectiveness of measures being put in place by global governmental bodies at various levels as well as by private enterprises (such as workplaces, trade groups, amateur and professional sports leagues and conferences, places of worship, schools and retail establishments, among others) to contain or mitigate the spread of COVID-19 have adversely affected economic conditions and markets globally, and have led to significant, sustained and unprecedented volatility in the financial markets.  Measures implemented in the United States to limit the spread of COVID-19, such as quarantines, event cancellations and social distancing, will significantly limit economic activity.  There can be no assurance that such measures or other additional measures implemented from time to time will be successful in limiting the spread of the virus and what effect those measures will have on the economy generally or on the Company.

There can be no assurance that any measures undertaken by the federal government, or by state or local governments, will be effective to mitigate the negative near-term and potentially longer-term impact of the COVID-19 pandemic on employment, construction and the global economy more generally.

Many businesses have moved to a remote working environment, temporarily suspended operations, laid-off or furloughed a significant percentage of their workforce or shut down completely.  Other businesses have transitioned or may in the future transition all or a substantial portion of their operations to remote working environments (as a result of state or local requirements or otherwise in response to the COVID-19 pandemic). Although the Company had already implemented a remote work environment, there is no assurance that the continued remote working environment will not have a material adverse impact on the Company or its customers, which may adversely impact the Company and its operations.

As we sell bottled water to customers, the profile of the services we provide and the products we sell, and the amount of revenue attributable to such services and products, varies by jurisdiction and changes in demand as a result of COVID-19 will vary in scope and timing across these markets. Any continued economic uncertainty can adversely affect our customers’ financial condition, resulting in an inability to pay for our services or products, reduced or canceled orders of our services or products, or our suppliers’ inability to supply us with the items necessary for us to make, manufacture, distribute or sell our products. Such adverse changes in our customers’ or suppliers’ financial condition may also result in our recording impairment charges for our inability to recover or collect any accounts receivable. In addition, economic uncertainty associated with the COVID-19 pandemic has resulted in volatility in the global capital and credit markets, which can impair our ability to access these markets on terms commercially acceptable to us, or at all.

While we have developed and implemented and continue to develop and implement health and safety protocols, business continuity plans and crisis management protocols and other operational actions in an effort to try to mitigate the negative impact of COVID-19 on our employees and our business, there can be no assurance that we will be successful in our efforts, and as a result, our business, financial condition and results of operations may be adversely affected.

The COVID-19 pandemic did not require the closure of Company operations. The Company suspended in-person client and business development meetings in late March 2020. During the timeframe in which in-person meetings were suspended, Company management reallocated resources to on-line client and business development.

Management’s outlook for the near-term business operations will mirror the overall continued reopening of business operations within the state of North Carolina. For the Company to return to pre-COVID-19 levels of operation, it will be necessary businesses across the state of North Carolina to be allowed to return to full operations and capacities.

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We have almost $211,873 in convertible debt outstanding and some of such debt is already in default or about to go into default. If the holders of such debt bring a legal action against us either in bankruptcy or otherwise, our financial condition and future prospects would be materially adversely affected.

We provide a detailed table of our outstanding convertible notes in this offering circular under “Securities Being Offered – Convertible Notes.” Such table provides the maturity date of each of our outstanding convertible notes among other information. Of the outstanding convertible notes, over $100,000 in obligations is already past due and we are, therefore, in default under such notes. Several other notes will mature over the next few months. Accordingly, we are in default under the matured notes and the holders of those notes could bring an action against our company for its failure to pay the note when due. We have obtained the non-binding verbal agreement of the noteholders who hold past due notes to forbear against bringing any such action against us for a period expiring at the earliest on April 30, 2020. However, no assurance can be given that such noteholders will abide by his nonbinding verbal agreement. Each such holder has the right to bring an action against us immediately and may be able to bring an action in bankruptcy court against us. Any such legal action would have a material adverse effect on our financial condition, operations, and future prospects.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We will require additional financing in the near and long term to fully execute our business plan. Our success depends on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate further development of our goals and objectives, operations and investments or employ internal cost savings measures.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving our products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

Our success depends on the services of our Chief Executive Officer, the loss of whom could disrupt our business.

We depend to a large extent on the services of our CEO, Mr. Leonard Greene. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. The loss of the service of Mr. Greene and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business.

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Our current CEO and Director, Leonard Greene beneficially owns approximately 33% Series B Preferred Stock, which counts for approximately 26.6% of the total voting rights of the Common Stock. The Series B Preferred Stockholders together control 80.0% of the voting rights of all shareholders. As a result, the Series B Preferred Stockholders have substantial voting power in all matters submitted to our stockholders for approval including:

●	Election of our board of directors;

●	Removal of any of our directors;

●	Amendment of our Certificate of Incorporation or bylaws;

●	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

Leonard Greene, the Company’s Chief Executive Officer and member of the Company’s Board of Directors own approximately 33% of the Company’s Series B Preferred Stock. Each share of Series B Preferred stock is entitled to one hundred million (100,000,000) votes per share on all matters to be voted at any annual or special meeting of the shareholders of the Corporation or action by written consent of shareholders. The Series B Preferred Stockholders together control 80.0% of the voting rights of all shareholders. As a result, the Series B Preferred Stockholders have substantial voting power in all matters submitted to our stockholders. The Series B Preferred Stockholders together are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by them could affect the market price of our Common Stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in our company may decrease. The Series B Preferred Holders’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Although dependent on certain key personnel, we do not have any key person life insurance policies on any such people.

We are dependent on Leonard Greene in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, if Leonard Greene dies or becomes disabled, we will not receive any compensation to assist with his absence. The loss of Leonard Greene could negatively affect us and our operations.

We face significant competition for our beverage and bottling business.

The commercial beverage and bottling industry is highly competitive and we compete with a number of other companies that provide similar products. Our ability to compete successfully in the commercial beverage industry and to manage our planned growth will depend primarily upon the following factors:

•	maintaining continuity in our management and key personnel;
•	ability to react to competitive product and pricing pressures;
•	the strength of our brand;
•	the ability to expand into specialized bottling, including carbonated beverages, unique sizes and shapes;
•	increasing the productivity of our future sales employees;
•	effectively marketing and selling our products;
•	acquiring new customers for our products;
•	ability to respond to complaints if necessary;
•	developing and improving our operational, financial and management controls;
•	developing and improving our information reporting systems and procedures; and
•	the design and functionality of our products.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and may have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations, which may lead to lower customer satisfaction, decreased demand for our solutions, loss of market share or reduction of operating profits.

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Changes in the non-alcoholic beverage business environment and retail landscape could adversely impact our financial results.

The non-alcoholic beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. In addition, the non-alcoholic beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability.

We compete in an industry characterized by rapid changes in consumer preferences, so our ability to continue developing new products to satisfy our consumers' changing preferences will determine our long-term success. A failure to introduce new products or product extensions into new marketplaces successfully could prevent us from achieving long-term profitability. In addition, customer preferences are also affected by factors other than taste, such as the publicity. If we do not adjust to respond to these and other changes in customer preferences, our sales may be adversely affected. In addition, a failure to obtain any required regulatory approvals for our proposed products could have a material adverse effect on our business, operating results and financial condition.

Our business is sensitive to public perception. If any product proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding their safety or effectiveness, then our image in the marketplace would be negatively impacted.

Our results of operations may be significantly affected by the public's perception of our company and similar companies. Our business could be adversely affected if any of our products or similar products distributed by other companies proves to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products. If our products suffer from negative consumer perception, it is likely to adversely affect our business and results of operations.

Consumers may have preconceptions about the health benefits of spring water; such health benefits are not guaranteed or proven.

Health benefits of spring water are not guaranteed and have not been proven. Although we do not market our products as having any potential health benefits, there is a consumer perception that drinking spring water has beneficial health effects. Consequently, negative changes in consumers' perception of the benefits of spring water or negative publicity surrounding spring water may result in loss of market share or potential market share and hence, loss of your investment. We are also prohibited from touting unconfirmed health benefits in our advertising and promotional activities for the products, both directly and indirectly through claims made by third-party endorsers when those endorsers have a material connection to our company.

Water scarcity and poor quality could negatively impact our production costs and capacity.

Water is the main ingredient in our products. It is also a limited resource, facing unprecedented challenges from overexploitation, increasing pollution, poor management, and climate change. As demand for water continues to increase, as water becomes scarcer, and as the quality of available water deteriorates, we may incur increasing production costs or face capacity constraints that could adversely affect our profitability or net operating revenues in the long run.

Adverse weather conditions could reduce the demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate. Unusually cold or rainy weather during the summer months may have a temporary effect on the demand for our products and contribute to lower sales, which could have an adverse effect on our results of operations for such periods.

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Product contamination or tampering or issues or concerns with respect to product quality, safety and integrity could adversely affect our business, reputation, financial condition or results of operations.

Product contamination or tampering, the failure to maintain high standards for product quality, safety and integrity, including with respect to raw materials and ingredients obtained from suppliers, or allegations (whether or not valid) of product quality issues, mislabeling, misbranding, spoilage, allergens, adulteration or contamination with respect to products in our portfolio may reduce demand for such products, and cause production and delivery disruptions or increase costs, each of which could adversely affect our business, reputation, financial condition or results of operations. If any of the products in our portfolio are mislabeled or become unfit for consumption or cause injury, illness or death, or if appropriate resources are not devoted to product quality and safety (particularly as we expand our portfolio into new categories) or to comply with changing food safety requirements, we could decide to, or be required to, recall products or withdraw from the marketplace and/or we may be subject to liability or government action, which could result in payment of damages or fines, cause certain products in our portfolio to be unavailable for a period of time, result in destruction of product inventory, or result in adverse publicity (whether or not valid), which could reduce consumer demand and brand equity. Moreover, even if allegations of product contamination or tampering or suggestions that our products were not fit for consumption are meritless, the negative publicity surrounding assertions against us or products in our portfolio or processes could adversely affect our reputation or brands. Our business could also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to products in our portfolio. Any of the foregoing could adversely affect our business, reputation, financial condition or results of operations. In addition, if we do not have adequate insurance, if we do not have enforceable indemnification from suppliers, bottlers, distributors or other third parties or if indemnification is not available, the liability relating to such product claims or disruption as a result of recall efforts could materially adversely affect our business, financial condition or results of operations.

We regularly evaluate potential expansion into international markets, and any expansion into such international operations could subject us to risks and expenses that could adversely impact our business, financial condition and results of operations.

To date, we have not undertaken substantial commercial activities outside of the United States. We have evaluated, and continue to evaluate, potential expansion into certain other international markets. If and when we seek to expand internationally in the future, our sales and operations would be subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in legal and regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, and difficulty in complying with foreign laws and regulations, as well as U.S. laws and regulations that govern foreign activities. Economic uncertainty in some of the geographic regions in which we might operate could result in the disruption of commerce and negatively impact our operations in those areas. Also, if we choose to pursue international expansion efforts, it may be necessary or desirable to contract with third parties, and we may not be able to enter into such agreements on commercially acceptable terms or at all. Further, such arrangements may not perform to our expectations, and we may be exposed to various risks as a result of the activities of our partners.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

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Reductions in future sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan.

The following factors, among others, could affect future market acceptance and profitability of our products:

•	the introduction of additional competitive or alternative beverage products or white label bottlers;
•	changes in consumer preferences among commercial beverages products;
•	changes in awareness of the environmental impact of commercial beverages products;
•	the level and effectiveness of our sales and marketing efforts;
•	any unfavorable publicity regarding our products or services;
•	any unfavorable publicity regarding our future brands;
•	litigation or threats of litigation with respect to our future products or services;
•	the price of our products or services compared to those of our competitors;
•	price increases resulting from rising commodity costs;
•	regulatory developments affecting the manufacturing or marketing of our products;
•	any changes in government policies and practices related to our products; and

Adverse developments with respect to the manufacturing or sale of our products would significantly reduce our net sales and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan.

We will rely on other companies to provide materials for our products.

We will depend on suppliers, co-packers, and subcontractors to meet our contractual obligations to our future customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our future products may be adversely impacted if companies from whom we acquire such items do not provide materials which meet required specifications and perform to our and our customers’ expectations. Our distributors and suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we may rely on only one or two distributors or suppliers for a particular material.

We plan to source certain materials from a number of third-party suppliers and, in some cases, single-source suppliers.

Although we believe that alternative suppliers will be available, the loss of any of our future material suppliers could adversely affect our results of operations and financial condition. Our inability to preserve the expected economics of these agreements could expose us to significant cost increases in future years.

Substantial disruption to a future distributors’ or suppliers’ manufacturing facilities could occur.

A disruption in production at a future distributors’ or suppliers’ manufacturing facilities could have an adverse effect on our business. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant amount of time to start production, each of which could negatively affect our business and results of operations.

Increased costs could affect our company.

An increase in the cost of raw materials could affect our profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials and other materials used by us. We may also be adversely affected by shortages of raw materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. We may not be able to increase our prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

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Any disruption in our information systems could disrupt our future operations and could adversely impact our business and results of operations.

We plan to depend on various information systems to support our customers’ requirements and to successfully manage our business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations. Such disruptions may not be covered by our future business interruption insurance, which is insurance that we plan to, but have not yet, obtained.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events.

These events could lead to recalls or safety alerts relating to our products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing our services can lead to injury or other adverse events.

We will need to increase brand awareness.

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it would have a material adverse effect on our results of operations.

Our future advertising and marketing efforts may be costly and may not achieve desired results.

We plan to incur substantial expense in connection with our advertising and marketing efforts. Although we plan to target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the products we plan to sell, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we will periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures, which may be made to optimize such return could adversely affect our sales.

We expect our future intellectual property rights will be critical to our success, and the loss of such rights may materially adversely affect our business.

We expect to own trademarks as we launch new products in the future. We expect that these trademarks will be very important to our business. We may also own copyright in, and to, the content on the packaging of our products. We view these future intellectual property rights as very important to our potential success and plan to protect such intellectual property through registration and enforcement actions. However, there can be no assurance that other parties will not infringe or misappropriate our future trademarks, copyrights and similar proprietary rights. If we lose some or all of our future intellectual property rights, our business may be materially adversely affected.

We plan to obtain insurance that may not provide adequate levels of coverage against claims.

We have obtained commercial product liability insurance that covers us for up to $1,400,000 in overall damages and $1,000,000 per occurrence. This policy also covers us for general liability for up to $500,000 for damages to equipment and property. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations.

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Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We expect that our initial products will involve non-refillable recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States and overseas requiring that deposits or certain eco-taxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. Other proposals relating to beverage container deposits, recycling, tethered bottle caps, eco-tax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. Consumers' increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in any of the major markets in which we operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues and profitability.

Significant additional labeling or warning requirements or limitations on the marketing or sale of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the marketing or sale of our products as a result of what they contain or allegations that they cause adverse health effects. If these types of requirements become applicable to one or more of our major products under current or future environmental or health laws or regulations, they may inhibit sales of such products.

For example, under one such law in California, known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must be provided for any product sold in the state that exposes consumers to that substance, unless the exposure falls under an established safe harbor level. If we were required to add Proposition 65 warnings on the labels of one or more of our beverage products produced for sale in California, the resulting consumer reaction to the warnings and possible adverse publicity could negatively affect our sales both in California and in other markets.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which the determination is made.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

Risks Related to this Offering and Ownership of our Securities

We have not engaged a third-party bank or financial institution to act as escrow agent. Your funds will be deposited directly into our operating account. Since there is no minimum amount required to be raised by us before we can accept funds, there is no guarantee that any funds other than your own will be invested in this offering.

We have not currently engaged a third-party bank or financial institution to act as escrow agent. Your funds will be placed in our general corporate bank account and immediately available for our use. We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Potential investors should be aware that there is no assurance that any monies beside their own will be invested in this offering.

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We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our Common Stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

This offering is being conducted on a self-underwritten “best efforts” basis and we may not be able to execute our growth strategy if the $6 million maximum is not sold.

If you invest in the Common Stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Common Stock on a self-underwritten “best efforts” basis, and we can give no assurance that all of the offered Common Stock will be sold. If less than $6 million of Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We may, in the future, issue additional shares of Common Stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of 10,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.  As of December 30, 2022, we had 2,114,667,515 shares of Common Stock outstanding. Accordingly, we may issue up to an additional 5,385,332,485 shares of Common Stock after this offering. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for working capital. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

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We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Certain provisions of our certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares.

In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

Market for Warrants

There is currently no market through which the Warrants may be sold. The Company does not plan to apply to list the Warrants on the Nasdaq Stock Market or other nationally recognized trading system, including the QTCQB. There can be no assurance that an active or liquid trading market will develop for the Warrants after the Offering, or if developed, that such a market will be sustained.

Holders of warrants have no rights as a shareholder

Until a holder of Warrants acquires warrant shares upon exercise of Warrants, such holder will have no rights with respect to the warrant shares underlying such Warrants. Upon exercise of such Warrants, such holder will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

Risks Related to Controlled Substances

Risks Related to the Regulation of Our Business and Products

We and our co-packers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if we are not in compliance with applicable requirements.

We and our co-packers and suppliers are subject to a broad range of federal, state, and local laws and regulations that govern, among other issues, the testing, development, production, distribution, marketing, and post-market reporting of foods, including those that contain CBD. These include laws administered by the U.S. Food and Drug Administration (“FDA”), the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state, and local regulatory authorities. Because we market products that are regulated as food, we and the companies that co-pack our products are subject to the requirements of the Federal Food, Drug, and Cosmetic Act (“FDCA”) and regulations promulgated thereunder by the FDA. The statute and regulations govern, among other things, the production, composition, ingredients, packaging, labeling, and safety of beverages. The FDA requires that facilities that produce food products comply with a range of requirements, including hazard analysis and preventative controls regulations, current good manufacturing practices (“cGMPs”), and supplier verification requirements. Production facilities are subject to periodic inspection by federal, state, and local authorities. If we cannot successfully contract with co-packers for our products and if they cannot conform to our specifications and the strict regulatory requirements of the FDA and applicable state and local laws, they may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in their inability to continue to co-pack for us, or could result in a recall of our products that have already been distributed. If the FDA or other regulatory authority determines that we or they have not complied with the applicable regulatory requirements, our business, financial condition, and results of operations may be materially adversely impacted. If we do not comply with labeling requirements, including making unlawful claims about our products, we could be subject to public warning letters and possible further enforcement actions (which other companies distributing CBD products have faced).

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Failure by us, our co-packers, or our suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses, and registrations relating to our operations could subject us to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the production or marketing of our products, or refusals to permit the import or export of products, as well as potential criminal sanctions, any or all of which could result in increased operating costs resulting in a material effect on our operating results and business.

The FDA has stated that it interprets the FDCA to prohibit the sale of food products that contain CBD. The FDA is currently evaluating a potential regulatory pathway for CBD products pursuant to its current authority; but, unless and until such changes are promulgated, the FDA and other federal and state regulatory authorities could take enforcement action to prevent us from marketing beverages with CBD, which could adversely impact our business, financial condition, and results of operations or cause us to halt product sales altogether.

Although hemp and CBD are no longer controlled substances subject to regulation by the U.S. Drug Enforcement Agency (the “DEA”), the FDA has stated publicly that it is nonetheless unlawful under the FDCA to introduce food containing CBD into interstate commerce. The FDCA prohibits the introduction or delivery for introduction into interstate commerce of any food that contains an approved drug or a drug for which substantial clinical investigations have been instituted and made public, unless a statutory exemption applies. The FDA has publicly stated its conclusion that none of the statutory exceptions has been met for CBD.

On May 31, 2019, the FDA held a public hearing to obtain scientific data and information about the safety, production, product quality, marketing, labeling, and sale of products containing cannabis or cannabis-derived compounds (such as CBD) to provide the FDA with information as it considers policy options related to the regulation of these products, particularly in light of the changes to the legal status of hemp enacted in the Agriculture Improvement Act of 2018 (the “2018 Farm Bill”). The FDA has also formed an internal working group to evaluate the potential pathways to market for CBD products, which could include seeking statutory changes from Congress or promulgating new regulations. If legislative action is necessary, such legislative changes could take years to finalize and may not include provisions that would enable us to produce, market, and/or sell our CBD products, and the FDA could similarly take years to promulgate new regulations. Additionally, while the FDA’s enforcement focus to date has primarily been on CBD products that are associated with therapeutic claims, the agency has recently issued warning letters to companies that market CBD products without such claims. There is an unquantifiable risk that the FDA could take enforcement action against us, our co-packers, or our suppliers, or those marketing similar products to us, which could limit or prevent us from marketing our products and have a material adverse impact on our business, financial condition, and results of operations. While the FDA announced on March 5, 2020 that it is currently evaluating a risk-based enforcement policy for CBD to provide more clarity to the industry and the public while the agency takes potential steps to establish a clear regulatory pathway, it remains unclear whether or when the FDA will ultimately issue such an enforcement policy.

Moreover, local, state, federal, and international CBD, hemp, and cannabis laws and regulations are rapidly changing and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance requirements or alteration of certain aspects of our business plan in the event that our CBD products become subject to new restrictions. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our products. We cannot predict the nature of any future laws, regulations, interpretations, or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our activities in the hemp and CBD industry. The constant evolution of laws and regulations may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan.

Our products contain CBD derived from hemp. The 2018 Farm Bill enacted a number of changes to the legal status of hemp and hemp products, including removal from the statutory list of controlled substances. However, implementation of the 2018 Farm Bill is ongoing, and there is still significant uncertainty regarding the legal status of hemp and hemp-based products under U.S. law.

Our products that contain CBD are subject to various state and federal laws regarding the production and sale of hemp-based products. Historically, the DEA had interpreted CBD to be subject to the Controlled Substances Act (the “CSA”) under the definition for “marijuana,” a Schedule I controlled substance. However, the 2018 Farm Bill removed “hemp,” from the definition of “marijuana.” “Hemp” is defined as the plant, Cannabis sativa L., and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol (“THC”) concentration of not more than 0.3% on a dry weight basis. As a result of the enactment of the 2018 Farm Bill, and since we believe that the CBD contained in our products and the hemp from which it is derived meet the definition of “hemp,” we believe that our CBD products and the hemp from which they are derived are not Schedule I controlled substances under the CSA. However, there is a risk that we could be subject to enforcement action, including prosecution, if any of our products are determined not to meet the definition of “hemp” and to constitute “marijuana” under the CSA based on THC levels or other violations, which would have a negative impact on our business and operations.

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In addition, the 2018 Farm Bill contained provisions that require the USDA, among other things, to promulgate a new regulatory framework that will govern the growth and cultivation of hemp, where hemp grown in compliance with the framework would be permitted in interstate commerce throughout the United States. On October 31, 2019, the USDA issued an interim final rule (“IFR”) establishing the regulations necessary for domestic hemp production, including provisions for the USDA to approve plans submitted by states and Native American tribes for the monitoring and regulation of hemp production at the state level. Effective March 22, 2021, The USDA issued the final rule, which creates the U.S. Domestic Hemp Production Program. The program provides requirements for maintaining records about the land where hemp is produced, testing the levels of total delta-9 tetrahydrocannabinol, disposing of non-compliant plants, licensing hemp producers, and ensuring compliance under the new program. The Agricultural Marketing Service (AMS), has been delegated authority to administer the U.S. Domestic Hemp Production Program. While the 2018 Farm Bill requires state and tribal plans to meet certain basic requirements as outlined in the IFR, nothing preempts or limits state or tribal laws that are more stringent than the 2018 Farm Bill, and the requirements for lawful hemp production will vary from state to state. We and our co-packers and suppliers must expend resources to monitor the evolving federal and state legal landscape for hemp production, and any violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations.

Within the United States, we and our co-packers and suppliers face a variety of state and local restrictions on the cultivation of hemp, and if state or local regulatory authorities take enforcement action to prevent us from selling our products, our business, financial condition, and results of operations could be materially adversely impacted.

The growth and cultivation of hemp is subject to a complex regulatory framework that is implemented and affected by multiple federal agencies, as well as state and local authorities. In 2014, four years prior to enacting the 2018 Farm Bill, Congress enacted the Agricultural Act of 2014 (the “2014 Farm Bill”) to allow for the limited growth and cultivation of industrial hemp under federal law. This statute allowed institutions of higher education and state departments of agriculture to grow and cultivate industrial hemp for agricultural or other academic research purposes, or for hemp to be grown under the auspices of a state agricultural pilot program, in states where such growth and cultivation is legal under state law. While the 2014 Farm Bill will be repealed after October 31, 2020, and although the 2018 Farm Bill created a pathway under which hemp and its derivatives, including CBD, would no longer be a Schedule I controlled substance under the CSA and would be protected from interference in interstate commerce, the USDA only recently issued the IFR that contains the regulatory framework that will govern the growth and cultivation of hemp, and, currently, several states continue to operate under the 2014 Farm Bill. Alongside the current federal regulatory developments, state and local authorities have enacted their own restrictions on the cultivation or sale of hemp or hemp-derived CBD, including laws that ban the cultivation or possession of hemp or any other plant of the cannabis genus and derivatives thereof, such as CBD. Currently, several states ban the cultivation and possession of hemp or CBD, while others have taken enforcement action against human food products that contain CBD, and states may enact new laws or regulations that prohibit or limit the sale of such products at any time. In the event of a change in federal or state laws and regulations that are adverse to our CBD products, we may be restricted or limited with respect to sale or distribution of those products, which could adversely impact our intended business plan with respect to such products.

The USDA has only recently issued the IFR and started accepting state and tribal hemp production plans for review, and it remains to be seen which states will submit their own regulatory plans for the cultivation of hemp and which will become subject to the USDA framework. The timing and content of state regulatory plans may impact our ability to obtain sufficient quantities of CBD at an acceptable price and on a timely basis. If our current co-packers and suppliers were to face increased regulation or be unable to continue to supply our business, we may be unable to fulfill orders for our products or find a suitable replacement co-packers and suppliers in a timely fashion or with comparable pricing. If our current co-packers or suppliers or any future co-packers or suppliers fail to comply with the applicable regulatory requirements, our business may suffer.

Changes in existing laws or regulations, including how such existing laws or regulations are enforced by federal, state, and local authorities, or the adoption of new laws or regulations may increase our costs and otherwise adversely affect our business, financial condition, and results of operations.

In addition to the legal framework applicable to hemp and CBD, the production and marketing of food products is highly regulated, and we and our co-packers and suppliers are subject to a variety of federal and state laws and regulations applicable to food. These laws and regulations apply to many aspects of our business, including the co-packing, packaging, labeling, distribution, advertising, sale, quality, and safety of our products. We could incur costs, including fines, penalties, and third-party claims, in the event of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertising of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and state consumer protection statutes.

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The regulatory environment in which we operate could change significantly and adversely in the future. The laws and regulations that apply to our products and business may change in the future and we may incur (directly or indirectly through our co-packers or suppliers) material costs to comply with current or future laws and regulations or any required product recalls. Any change in production, labeling, or marketing requirements for our products may lead to an increase in costs or interruptions in our production or raw material supply, either or both of which could adversely affect our operations and financial condition. For example, recent federal and state attention to the sale of CBD-containing products, and specifically food products that contain CBD, could result in standards or requirements that mandate changes to our current product ingredients, labeling, or marketing. New or revised government laws and regulations could significantly limit our ability to operate our business as it is currently being conducted, result in additional compliance costs, and, in the event of noncompliance, could lead to administrative or civil remedies, including fines, injunctions, withdrawals, recalls, or seizures and confiscations, as well as potential criminal sanctions. Any such changes or actions by the FDA or other regulatory agencies could have a material adverse effect on our co-packers, our suppliers, and our business, financial condition, and results of operations.

Government scrutiny, warnings, and public perception could increase our costs of production and increase our legal and regulatory expenses, and if we are unable to comply with the applicable requirements for marketing beverages, we could face substantial civil and criminal penalties.

Producing, processing, labeling, packaging, storing, and distributing food products are activities that are subject to extensive federal, state, and local regulation. In the United States, these operations are regulated by the FDA and various state and local public health and agricultural agencies. The FDA Food Safety Modernization Act of 2011 provides direct recall authority to the FDA for food products and includes a number of other provisions that are designed to enhance food safety, including increased inspections by the FDA of domestic food facilities. Compliance with government regulation can be costly or may otherwise adversely affect our business. Moreover, failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could in turn have a material adverse effect on our business, financial condition, and results of operations.

We operate in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, we are subject to heightened risk of legal claims, government investigations, or regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, there can be no assurance that our employees, temporary workers, contractors, or agents might not violate our policies and procedures. Moreover, a failure to maintain effective regulatory compliance policies and procedures could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations, or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect our product sales, reputation, financial condition, and operating results. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against us may be difficult to determine and could materially adversely affect our business, financial condition, and results of operations.

Because there has been limited study on the effects of CBD, future nonclinical and clinical research studies and analysis of such studies by third parties, including government agencies, may lead to conclusions that dispute or conflict with our understandings and beliefs regarding the benefits, viability, safety, dosing, and social acceptance of CBD.

Research in the United States and internationally regarding the benefits, viability, safety, and dosing of isolated cannabinoids (such as CBD or THC) remains in relatively early stages. There have been few clinical trials on the benefits of CBD conducted on humans or animals, including studies focused on the consumption of CBD in foods.

Future research and clinical trials may draw opposing conclusions to statements contained in current articles, reports, and studies regarding CBD or could reach different or negative conclusions regarding the medical benefits, viability, safety, dosing, or other facts and perceptions related to CBD, which could adversely affect acceptance of CBD in foods and the demand for such products. Future research may also cause regulatory authorities to change how they enforce regulatory restrictions applicable to hemp and CBD. We cannot predict any negative research and clinical trial findings in the future that may have a material adverse impact on our business, financial condition, and results of operation.

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Negative publicity from being in the hemp and CBD space could have a material adverse effect on our business, financial condition, and results of operations.

Hemp and marijuana are both varieties of the plant, Cannabis sativa L., except that hemp, as defined by federal law for exemption from Schedule I of the CSA, has a delta-9 THC concentration of not more than 0.3% on a dry weight basis. The same plant with a higher THC content is considered to be marijuana, which is legal for medical and recreational use under certain state laws, but which is not legal under federal law. The similarities between these plants can cause confusion, and our activities with hemp may be incorrectly perceived that we are involved in federally illegal marijuana activities.

Further, despite growing support for the cannabis industry and the legalization of marijuana in certain U.S. states, many individuals and businesses remain opposed to the cultivation and sale of cannabis and cannabis-derived products. Any negative publicity resulting from an incorrect perception that we operate in the marijuana space could result in a loss of current or future business. It could also adversely affect the public’s perception of us or our Common Stock and could lead to reluctance by new parties to do business with or to invest in us. We cannot assure you that additional business partners, including, but not limited to, financial institutions and distributors and resellers, will not attempt to end or curtail their relationships with us. Any such negative press or impacts to our business relationships could have a material adverse effect on our business, financial condition, and results of operations.

Our ability to deduct certain business expenses for income tax purposes is subject to uncertainty.

Section 280E of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits the deduction of certain otherwise ordinary business expenses from carrying on any trade or business that consists of “trafficking” Schedule I or II controlled substances, as defined by the CSA. Under existing Internal Revenue Service guidance, the bulk of operating costs and general administrative costs of trades or businesses that are subject to Section 280E of the Code are not permitted to be deducted. Although the 2018 Farm Bill created a pathway under which hemp and its derivatives, including CBD, would no longer be a Schedule I controlled substance under the CSA, until the USDA implements regulations pursuant to the 2018 Farm Bill, we believe our ability to deduct certain ordinary business expenses requires compliance with the 2014 Farm Bill. We do not believe that Section 280E of the Code currently forbids our deduction of otherwise ordinary business expenses because we believe that we are in compliance with the 2014 Farm Bill and/or the products we sell are from co-packers and suppliers that are compliant with the 2014 Farm Bill. However, until the USDA promulgates regulations under the 2018 Farm Bill, governmentally determined non-compliance with the 2014 Farm Bill by us, our co-packers, or their suppliers may have a material adverse tax effect on us.

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DILUTION

______

If you purchase shares in this offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering $.007 per unit which includes 3 shares of common stock and 2 warrants, at par value$.0001 and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of January 31, 2023 was $3,304,103 or $ .001562 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after deducting estimated offering expenses of $100,000:

Dilution if Warrants are not exercised Percentage of shares offered that are sold	100%	75%	50%	25%

Price to the public charged for each share in this offering at $.00233/share	$0.00233	$0.00233	$0.00233	$0.00233

Historical net tangible book value per share as of January 31, 2023 (1) ($3,304,103)	.001562	.001562	.001562	.001562

Increase in net tangible book value per share attributable to new investors in this offering (2)	.000293	.000238	.000168	.000077

Net tangible book value per share, after this offering ($)	.001855	.001800	.001730	.001639

Dilution per share to new investors ($)	(.000479)	(.000534)	(.000604)	(.000695)

(1)	Based on net tangible book value as of January 31, 2023 of $3,304,103 and 2,114,667,515 outstanding shares of Common stock as of 01/31/2023.

(2)	After deducting estimated offering expenses of $100,000.

Dilution if Warrants are fully exercised Percentage of shares offered that are sold	100%	75%	50%	25%

Price to the public charged for each share in this offering at $.0054/share	$0.0054	$0.0054	$0.0054	$0.0054

Historical net tangible book value per share as of January 31, 2023 (1) ($3,304,103)	.001562	.001562	.001562	.001562

Increase in net tangible book value per share attributable to new investors in this offering (2)	.002058	.001779	.001396	.000839

Net tangible book value per share, after this offering ($)	.003620	.003341	.002958	.002401

Dilution per share to new investors ($)	(.001780)	(.002059)	(.002442)	(.002999)

(1)	Based on net tangible book value as of January 31, 2023 (1) ($3,304,103) and 2,114,667,515 outstanding shares of Common stock as of October 31, 2022.

(2)	After deducting estimated offering expenses of $100,000.

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PLAN OF DISTRIBUTION

This offering relates to the sale of 500,000,000 Units. Each Unit is comprised of three shares of common stock, par value $0.0001 and two warrants with an exercise price of $0.01.

Initially, we do not plan to use underwriters or pay any commissions. We will be selling our Units using our best efforts and no one has agreed to buy any of our Units. This Offering Circular permits our CEO to sell Units directly to the public, with no commission or other remuneration payable to him for any Units he may sell. Currently, there is no plan or arrangement to enter into any contracts or agreements to sell the Units through a broker or dealer, although this may change in the future. Our CEO will sell Units, and intends to offer them to friends, family members and business acquaintances.

There is no minimum number of Units we must sell so no money raised from the sale of our Units will go into escrow, trust or another similar arrangement.

We are offering securities in the state of New York. We may decide to offer securities in other states in the future.

Initially, the Units are being offered by Mr. Leonard Greene, the company’s Chief Executive Officer and Mr. Greene will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act to sell the Units. No sales commission will be paid for Units sold by Mr. Greene. Mr. Greene is not subject to a statutory disqualification and is not an associated person of a broker or dealer.

Additionally, Mr. Greene primarily performs substantial duties on behalf of the registrant otherwise than in connection with transactions in securities. Mr. Greene has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act.

This offering will commence on the qualification date of the offering statement of which this Offering Circular is a part and will terminate on or before the earliest event of the sale of the maximum offering, the termination of the offering by Company management or the passage of one (1) year from the date of the qualification of the offering statement of which this offering circular forms a part.

Under the rules of the SEC, our Common Stock will come within the definition of a “penny stock” because the price of our Common Stock is below $5 per share. As a result, our Common Stock will be subject to the “penny stock” rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the SEC’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

•	Make a suitability determination prior to selling penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our Units, and may affect the ability to resell our Units.

OTC Market Considerations

Our Common Stock is eligible for quotation on the OTC Pink Market under the symbol “INKW.”

The OTC Pink Market is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Pink Market. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Pink Market.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in this marketplace is that the issuer be current in its reporting requirements with the SEC or its alternative reporting requirements with OTC Markets Group.

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Investors may have greater difficulty in getting orders filled on the OTC Pink Market. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Pink Market securities. Investors do not have direct access to the marketplace’s service.

For these securities, there only has to be one market maker.

These transactions are conducted almost entirely manually. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because these stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Blue Sky Law Considerations

The holders of our Units and persons who desire to purchase them in the OTC Pink Market should be aware that there may be significant state law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider any secondary market for the company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: AL, CA, IL, KY, LA, MT, NH, NY, PA, TN and VA.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Offering Period and Expiration Date

This offering will start on or after the date that the offering is qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) exactly 365 days from the date the Offering Circular is qualified by the Securities Exchange Commission, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Procedures for Subscribing

General

If you decide to subscribe for any Units in this offering, you must:

1.	Receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver a check or wire transfer (in accordance with the instructions contained in the Subscription Agreement) for the amount set forth in the Subscription Agreement.

You must pay for the Units at the time of your subscription. Subscription agreements may be submitted in paper form, or electronically by email or other means made available to investors by us. All checks should be made payable to Greene Concepts, Inc. Completed subscription agreements should be sent to us at the address set forth in the subscription agreement and payments should be sent to us or wired according to the instructions in the subscription agreement.

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Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares this Offering Circular qualified.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this offering.

In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

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USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses estimated to be $100,000.00. Management prepared two (2) milestones based on four levels of offering raise success including and not including the exercise of the warrants:

1). 25% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($3,375,000), 50% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($6,750,000), 75% of Units and the exercise of warrants of the Maximum Offering proceeds raised ($10,125,000) and 100% of Units and the exercise of warrants of the Maximum Offering proceeds raised of ($13,500,000) through the offering.

2) Milestone NOT including the exercise of warrants with 25% of the Maximum Offering Unit proceeds raised ($875,000), 50% of the Maximum Offering Unit proceeds raised ($1,750,000), 75% of the Maximum Offering Unit proceeds raised ($2,625,000) and 100% of the Maximum Offering Unit proceeds raised of ($3,500,000) through the offering

Although we have no minimum offering, we have calculated the use of proceeds such that if we raise 25% of the offering is budgeted to sustain operations for a twelve-month period. 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining which will be sufficient to complete the development of our marketing package. If the Company were to raise 50% of the Maximum Offering, then we would be able to expand our marketing outside the US. Raising the Maximum Offering will enable the Company to implement our full business. If we begin to generate profits, we plan to increase our marketing and sales activity accordingly.

The Company intends to use the proceeds from this offering as follows:

	25% Units Sold and Warrants Exercised	50% Units Sold and Warrants Exercised	75% Units Sold and Warrants Exercised	100% Units Sold and Warrants Exercised
Engineering and Prototyping	$400,000	$800,000	$1,400,000	$1,800,000
Marketing	300,000	600,000	900,000	1,100,000
Legal & Accounting	200,000	400,000	500,000	600,000
Production and Inventory	1,200,000	2,500,000	4,000,000	6,000,000
Administrative and Corporate Expenses	100,000	200,000	300,000	400,000
Professional Fees and Compensation	300,000	500,000	500,000	600,000
Working Capital Reserves	775,000	1,650,000	2,425,000	1,900,000
TOTAL	$3,275,000	$6,650,000	$10,025,000	$13,400,000

2)	25% Units Only Sold	50% Units Only Sold	75% Units Only Sold	100% Units Only Sold
Engineering and Prototyping	$100,000	$200,000	$500,000	$600,000
Marketing	50,000	100,000	300,000	400,000
Legal & Accounting	50,000	100,000	100,000	150,000
Production and Inventory	200,000	400,000	500,000	800,000
Administrative and Corporate Expenses	50,000	75,000	125,000	150,000
Professional Fees and Compensation	100,000	150,000	200,000	300,000
Working Capital Reserves	175,000	625,000	800,000	1,000,000
TOTAL	$725,000	$1,650,000	$2,525,000	$3,400,000

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

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DESCRIPTION OF BUSINESS

Our Company

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952 and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., or Mammoth, we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing spring and artesian water. Additionally, we expect that Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC, or BNL Capital. Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

On March 5, 2021, the Company paid $200,000 to BNL Capital to satisfy the remaining obligations owed to BNL Capital. BNL Capital also cancelled 7,500,000 shares of Series A Preferred Stock of the Company owned by BNL Capital.

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice (“CGMP”) regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety(“ HACCP”) plans mandated by the Food Safety and Modernization Act (“FSMA”). The Company’s facility has successfully passed all required inspections.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

The plant facility became fully operational on April 6, 2020.

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Terms of Acquisition of Mammoth Ventures, Inc.

On November 29, 2018, Mammoth was incorporated by BNL Capital, whose principals are Robert Levit and Loren Brown in the State of Florida for the purpose of acquiring the North Carolina Facility from North Cove Springs Bottling and Beverage, Inc. and its owner Chris Mencis, or North Cove. The acquisition of the assets constituting the North Carolina Facility by Mammoth closed on February 5, 2019. For at least six years prior to the acquisition of the assets of the North Carolina Facility, North Cove had no operations whatsoever, had no employees and generated no revenue from any source. The North Carolina Facility was dormant during that entire period. Thereafter, on the next day, February 6, 2019, we acquired all of the issued and outstanding capital stock of Mammoth from BNL Capital. Mammoth had no operations other than the ownership of the assets constituting the North Carolina Facility, which did not operate, from the date of its acquisition of the North Carolina Facility on February 5, 2019 to the date that BNL Capital sold all of the outstanding capital stock of Mammoth to the Company on the next day, February 6, 2019.

We acquired the North Carolina Facility pursuant to a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital. Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. Payments under the note are due in 60 monthly installments of $5,062.50 each. The first 59 months of the repayment period are interest only. On the 60th month of the repayment period, the entire remaining outstanding principal balance will become due. As an inducement for BNL Capital entering into the agreement, we also issued 2,000,000 shares of Series A Preferred Stock to BNL Capital.

The Company considered the provisions of FASB Accounting Standards Codification Topic 805, Business Combinations, or Topic 805, to determine whether an acquisition of all of the outstanding capital stock of Mammoth should be treated as business combination or an asset acquisition in accordance with GAAP. If the acquisition of Mammoth does not meet the definition of a “business” under Topic 805, the Company accounts for the transaction as an asset acquisition rather than a business combination. On the other hand, if the acquisition of Mammoth meets the definition of a business under Topic 805, the Company applies the acquisition method of accounting for a business combination as provided for in Topic 805. The Company concluded that the acquisition of the capital stock of Mammoth from BNL Capital does not represent the acquisition of a business and that the Company is not required to include financial statements or pro forma financial information for Mammoth/North Cove in accordance with Rule 11-01 of Regulation S-X.

On February 17, 2021, Monmouth announced that it has paid off all mortgage liens and obligations for the building, equipment and property of the Marion, North Carolina facility and has received a certificate of satisfaction from the lien holder with a payment of $719,823.56.

Agreements with Camping World, Gander Outdoors and Overton’s

On or about April 15, 2021, the Company entered into a Participation Agreement, Vendor Information Form and New Store Contribution Agreement (together, the “CWI Agreements”) with CWI, Inc. The CWI Agreements will make the Company’s Be Water available at over 175 Camping World retail locations covering 38 states.

Stay Hemp 4 Life

Greene Concepts, Inc. acquired 100% of the membership interests of Stay Hemp 4 Life LLC (“STAY”) as a wholly owned subsidiary of Greene Concepts, Inc. for a purchase price of $275,000.00 and a royalty of $0.04 per product sold. Stay Hemp 4 Life, a manufacturer and distributor of all-natural hemp infused sports drinks. Each 20 FL OZ Stay Hemp drink will consist of 20 MG of Greene Concepts’ proprietary blended broad spectrum hemp extract containing essential vitamins and minerals designed to help support revitalization, focus and relaxation of the body. Each flavor profile delivers a unique experience to include:

Stay Detoxed Charcoal Berry – Detoxify (100 MG of Activated Charcoal)
Stay Focused Plum Punch – Mental Clarity (120 MG of Caffeine)
Stay Strong Blood Orange Acai – Strength (200 MG of Vitamin C)
Stay Well Tropical Turmeric – Wellness (5% Turmeric Juice)
Stay Energized Lemon Lime – Energy (120 MG Caffeine)
Stay Calm Pineapple Mint – Calmness (Made with Fresh Mint) cape with its quality hemp extract beverages.
These products are being bottled and shipped from a contracted Colorado facility.

The Company plans to rebrand the Stay Hemp 4 Life brand under the “Happy Mellow” trademark.

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A2M Bio Inc.

On February 9, 2022, the Company entered into a Fee Sharing and Noncircumvention Agreement (the “A2M Agreement”) with A2M Bio, Inc. (“A2M Bio”). Pursuant to the terms of the A2M Agreement, A2M Bio will provide brokerage services to the Company to place the Companies products in Walmart and other retailers. The Company shall pay A2M Bio a referral fee of 6% of Net actual cash receipts from purchasers that have been acquired through A2M Bio.

Happy Mellow

On October 5, 2021, the Company acquired the website www.happymellow.com and the rights to all associated trademarks of the Happy Mellow brand in exchange for $18,500.00 from Tom Blakeley. The Company is in the process of registering a trademark for “Happy Mellow”.

Cram Racing Sponsorship

On August 29, 2021, the Company entered into the Cram Racing Enterprises Sponsorship Agreement with Cram Racing Enterprises, LLC (“Cram Racing”). Pursuant to the terms of the Cram Racing Enterprises Sponsorship Agreement, the Company paid Cram Racing $65,000.00 to promote “Be Water” in three car races.

On September 8, 2021, the Company entered into the Cram Racing Enterprises Sponsorship Agreement with Cram Racing. Pursuant to the terms of the Cram Racing Enterprises Sponsorship Agreement, the Company paid Cram Racing $25,000.00 to promote “Be Water” in one car race.

Our Products

BeWater

Domestically sourced in the United States of America from springs located in the Blue Ridge Mountains and bottled at our bottling plant nestled in the rolling hills of Marion, North Carolina. Be Water™ is a fresh-tasting artesian spring water that optimizes hydration. The brand naturally contains a rich concentration of the minerals calcium and magnesium giving the water a soft, refreshing taste. The brand seeks to invoke mindfulness, generosity, kindness, strength, goodness, courage, awareness, patience, integrity, and adaptability from the virtues of water deeply rooted in Taoism. It encourages introspection and a connection to one’s inner self.

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Our flagship artesian spring bottled water line is currently delivered in durable single-serve containers in six (6) and twenty-four (24) packs is being produced from our spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. Designed around the concepts of quality, product durability, availability, and offering a smooth, crisp, and flavorful taste will help us captivate and retain consumers with loyalty.

We have trademarked the Be Water™ name and logo to cover the category of bottled water through the United States Patent and Trademark Office (USPTO): https://uspto.report/TM/90645587. The mark consists of an outline of a water droplet with the words "Be Water™" enclosed in it, with another outline of a water droplet within the letter "B".

The Company sells BE WATER through wholesalers and distributors throughout the country. The Company also markets and sells BE WATER on Amazon.com.

Disaster recovery efforts led by the federal government through FEMA, state government emergency response programs, and city or county emergency response programs require entities to be registered and cleared through the System for Award Management (SAM). The Company successfully completed validation requirements and has received issuance of Commercial and Government Entity Codes (“CAGE codes”). CAGE codes are unique identifier assigned to suppliers to various government or defense agencies and provide a standardized method of identifying a given facility at a specific location. The Company expedited application efforts in order to become registered and available to provide assistance for any disaster or emergency relief effort. The Company’s bottling facility is a strategically important asset by possessing a total of seven (7) operational wells. The facility is located within the Pisgah National Forest with an enormous source of pure spring water accessed from the aquifer located deep below the national forest.

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Our Production

We are producing BE WATER at our 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest in Marion, North Carolina. The bottling facility has as its water source a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing spring and artesian water.

Since we do not rely on independent third-party bottlers to manufacture and market our water products, we believe we can more effectively manage quality control and consumer appeal while responding quickly to changing market conditions.

Happy Mellow

Happy Mellow uses water-soluble transport technology to deliver nutrients quickly into the body’s circulatory system (also known as bioavailability). This can support a healthy immune system, balance, stress relief, relaxation, an ease of muscle tension, and a more peaceful and healthier mind and body.

Following significant research and development, the Happy Mellow beverage line has been formulated to include fast-acting CBD, along with other vitamins. Happy Mellow is low in sugar and contains all-natural ingredients. Each delicious beverage is infused with 20 mg of broad-spectrum CBD to include:

10 mg CBD "Cannabidiol” 5 mg CBN “Cannabinol” 5 mg CBG “Cannabigerol”

The current Happy Mellow product line consists of:

•	Happy Mellow Lemon Lime (120 MG of Caffeine)
•	Happy Mellow Plum Punch (Vitamin B12)
•	Happy Mellow Blood Orange Acai (200 MG of Vitamin C)

Mission: Provide consumers with an all-natural, CBD-infused healthy beverage alternative.

Vision: Create exceptional drinks that offer a happy, mellow experience for consumers.

Purpose: Preserve and restore balance to your body through healthy beverage offerings.

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Co-Packing

We do not directly produce our hemp-infused drinks, Happy Mellow, but instead outsource the production of our products with our specifications to third-party bottlers and co-packers. We use co-packers to produce our beverage products. The co-packers are responsible for the production and packaging of the finished products, including the procurement of all required ingredients and packaging materials. We have partnered with multiple co-packers in the United States to provide fulfillment of our products from quality, low-cost sources. These partners are integral to our success, providing, we believe, the ability to scale as needed. We store all of our products in our warehouses located in Marion, North Carolina.

Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products, are unable to secure sufficient ingredients or raw materials, including, but not limited to, aluminum cans, plastic bottles, caps, labels, flavors, juice concentrates, coffee, tea, dietary ingredients, other ingredients, and certain sweeteners, are unable to procure adequate packing arrangements, or are unable adequately or timely to ship our products, we might not be able to satisfy demand on a short-term basis. That short-term supply inability may also result in a longer-term reduction in orders for our products.

Our Industry

Consumers are consistently switching from carbonated drinks to water and healthy energy drinks. As a result, the beverage market has seen increased demand for enhanced water and other functional drinks. Overall, rapid urbanization, along with widening base of the middle-class population, has increased the demand for a variety of healthy beverages.

This higher demand for water and functional beverages has benefited the packaging industry. Moreover, increasing consumer demand for quality products, made from organic and naturally sourced ingredients, requires science-based formulations of effective products in the beverage industry. These factors have created growth potential for beverage packaging service providers who have the expertise and knowledge required to create successful products in an increasingly discerning market.

Modor Intelligence predicts the global beverage packaging market to grow at a compounded annual growth rate, or CAGR, of 4.17% and reach a value of $142.28 billion by 2023. Currently, North America accounts for the largest market share, poised to reach $28.84 billion by 2023. According to Statistica, revenue in the US bottled water segment alone amounts to US$67.5 billion in 2019 and is expected to grow annually by 5.5% (CAGR 2019-2023).

The International Bottled Water Association (IBWA), and the Beverage Marketing Corporation (BMC), reports bottled water volume grew to 13.2 billion gallons in 2017 to 13.8 gallons in 2018, an almost five percent increase over the previous year (as compared to more than 6% growth in 2017). This growth is fueled in large part by increased numbers of consumers choosing bottled water instead of soda. Carbonated soft drink sales decreased for the thirteenth consecutive year, according to the most recent numbers from BMC. BMC statistics show per capita consumption exceeded 42 gallons of bottled water, a 6.2 percent increase and the average annual intake of carbonated soft drinks has declined to 37.5 gallons. BMC foresees bottled water consumption will climb higher than 50 gallons per capita within just a few years. According to BMC, nearly all Americans (94 percent) believe that bottled water is a healthier choice than soft drinks, and 93 percent say bottled water should be available wherever drinks are sold.

The shift away from sugary drinks is having a dramatic impact on sales of functional beverages. The global functional drinks market size is expected to reach USD 93.68 billion by 2019, according to a new study by Grand View Research, Inc., progressing at a CAGR of 6.1% during the forecast period. Per Grand View Research, the global functional drink market is anticipated to reach $93.68 billion in 2019, at a CAGR of 6.1%. According to the Grand View Report, four players hold 55.2% of this market. Functional beverages include energy drinks and sports drinks, and nutritional drinks. In 2014, energy drinks represented almost 56% of all functional beverage sales. Ibis World reports, over the past five years, the US energy drink production industry has grown by 5.2% to reach revenue of $9 billion in 2018. The energy drinks market is forecast to register a CAGR of 3.6% till 2023, whereas, the sports drinks market will grow at a CAGR of 4.3% during the same period.

We believe that the growth in bottled water and other healthy beverages and away from carbonated or sugary beverages will create opportunities for our company.

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Raw Materials and Suppliers

The raw materials used in the production of our products are obtained by our co-packers and consist primarily of materials such as the flavors, caffeine, sugars or sucralose, taurine, vitamins, CBD, and hemp seed protein contained in our beverages, the bottles in which our beverages are packaged, and the labeling on the outside of our beverages. These principal raw materials are subject to price and availability fluctuations. We currently rely on a few key co-packers, which in turn rely on a few key suppliers. We continually endeavor to have back-up co-packers, which co-packers would in turn depend on their third-party suppliers to supply certain of the flavors and concentrates that are used in our beverages. We are also dependent on these co-packers to negotiate arrangements with their existing suppliers that would enable us to obtain access to certain of such concentrates or flavor formulas under certain extraordinary circumstances. Additionally, in a limited number of cases, our co-packers may have contractual restrictions with their suppliers or our co-packers may need to obtain regulatory approvals and licenses that may limit our co-packers’ ability to enter into agreements with alternative suppliers. Contractual restrictions in the agreements we have with certain distributors may also limit our ability to enter into agreements with alternative distributors. We believe that a satisfactory supply of co-packers will continue to be available at competitive prices, although there can be no assurance in this regard. We believe that a satisfactory supply of vendors will continue to be available at competitive prices, although there can be no assurance in this regard.

Quality Control

All quality control is handled by our co-packers. To date, we have not had any quality issues with our products. In the future, if any quality issues were to arise, we expect that we would resolve them with the specific co-packer involved or engage a new co-packer for our products.

Distribution

Distribution patterns in the CBD drink and water industries are such that large buying groups dictate what products are used in their channels. Working with these large buying groups could open large distribution channels that could potentially supply our product offerings in several market segments. We have distribution agreements with each distributor with which we partner that distributes our products. Our distribution agreements are for a one-year term and typically automatically renews unless the distributor or we terminate the agreement. We ship product directly from our distribution center in South Carolina, our warehouse in Florida, or directly from our co-packers to our distribution partners in the United States. Our distributors consist of state-wide tier 1 distributors and regional small-to-medium size distributors.

Market Demand & Condition

Bottled Water

The bottled water market is expected to witness substantial growth in the coming years due to a change in lifestyle patterns of consumers as they are more inclined towards the most convenient sources of water and food to save time. The key factor driving the growth of the market has been the increasing consumer demand for functional beverages. Functional beverages are nonalcoholic drinks providing health benefits beyond their nutritional value, positively affecting or functional focusing on the body or mind to promote the state of health and well-being. The ease of consumption and its effect on human nutrition are the factors driving the market's demand.

Functional water's rising popularity among the working class and millennial populations is expected to enhance the market growth. With growing health consciousness, consumers are opting for packaged water and reducing the consumption of sugary drinks. The consumption of still drinking water has increased in food outlets and restaurants, which is boosting the market growth. The major opportunities identified for the bottled water industry are innovative products with minimum environmental and health hazards and a penetration into developing markets.

Source - https://tandobeverage.com/functional-beverage/

According to Grand View Research, in January, 2021, the global bottled water market size was valued at USD 217.66 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 11.1% from 2021 to 2028. The global bottled water market size is expected to reach USD $505.19 billion by 2028 and $850.2 billion by 2030.

91% of consumers expect bottled water to be available wherever other drinks are sold. 44% of bottled water’s growth comes from people choosing bottled water over soda and juice. PET single-served plastic bottled water containers are the number 1 packaging type among consumers. When bottled water is not available, 74% of people choose other packaged drinks such as soda, coffee, or tea.

Source - https://issuu.com/ibwa/docs/2021_ibwa_progress_report_final

Source - https://bottledwater.org/statistics/

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Growth of the global bottled water market can be attributed to the declining quality of tap water and increasing health consciousness among consumers. Changing consumption patterns and increasing demand for bottled water in the hospitality and tourism sector also favor the growth of the market.

Source - https://www.blueweaveconsulting.com/report/global-bottled-water-market

CBD/Hemp Infused Beverages

The mainstream beverage market is seeing new growth thanks to an influx of demand for innovative CBD-infused and hemp-infused beverage choices. These beverages display robust popularity in the market as consumers seek healthier, less sugary, and low-alcohol beverages which have influenced consumer product consumption due to their health-benefiting attributes. This includes bioavailability/water solubility which is the rate at which positive attributes in the drink is absorbed into the bloodstream to maximize total body health. Hemp infused cannabis beverages is estimated to be the fast-growing growing CBD segment due to the non-psychoactive property of CBD.

CBD and hemp are the hottest health-and-wellness ingredients in the $2 trillion consumer packaged goods (CPG) market. With consumers moving away from soft drinks, high sugar beverages and artificial flavors, we expect our Happy Mellow beverage line to meet the gap once filled by soft drinks.

Consideration has been given to current FDA regulations so we enter the CBD market responsibly.

According to Cannyx Markets in August 2020, CBD-infused beverages offer many functional benefits that account for its rapid growth expected in the U.S. during the forecast period (2018 – 2025).

Our Distribution

Our primary distribution systems utilize the fresh, natural and organic wholesale food distributors and representatives. Distribution will be targeted to independent natural food retailers and large box stores through both independent warehouse distribution system and direct-store delivery system. ‘White label’ products utilize customer shipping and qualified independent shipping companies for direct delivery to the convenience channels.

Seasonality

We expect that our operating results will not be materially affected by seasonal factors, including fluctuations in costs of raw materials, holiday and seasonal programming and weather conditions.

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Our Competition and Competitive Strengths

Our products will compete with many varieties of liquid refreshment, including water products, soft drinks, juices, fruit drinks, energy drinks and sports drinks, as well as powdered drinks, coffees, teas, dairy-based drinks, functional beverages and various other nonalcoholic beverages. We will also compete with bottlers and distributors of national, regional and private label products. Several competitors, including those that dominate the beverage industry, such as Nestlé S.A., PepsiCo and The Coca-Cola Company, have greater financial resources than we have and aggressive promotion of their products may adversely affect sales of our brands.

The principal methods of competition in the beverage industry are price and promotional activity, advertising and marketing programs, point-of-sale merchandising, retail space management, customer service, product differentiation, packaging innovations and distribution methods. We believe we will be able to differentiate ourselves in the following ways:

•	Formulations of products for specific, targeted audiences who have unique health and exercise requirements

•	Regulatory capacity that ensures brands and stores are selling product that meets the standards of states and governments

•	Access to industry stakeholders, influencers and high-profile consumers who can provide third-party endorsement of our products.

Intellectual Property

We currently own the trademark for BeWater. We intend to maintain all registrations of our future significant trademarks and use our future trademarks in the operation of our businesses.

We also own the URL www.greeneconcepts.com and www.happymellow.com.

We are currently applying for a trademark for “Happy Mellow”.

Governmental Regulation

Water and Beverages

The operation of our facility and the production, distribution and sale of our future products in the United States are subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; the Lanham Act; various environmental statutes; and various other federal, state and local statutes regulating the production, transportation, sale, safety, advertising, labeling and ingredients of such products. We believe that we are in compliance, in all material respects, with such existing legislation and that prior to the operation of our facility, we will have all required licenses to operate.

The Food and Drug Administration (FDA) is responsible for the safety of bottled drinking water. The FDA has set Current Good Manufacturing Practices (CGMPs) specifically for bottled water. The FDA requires bottled water producers, like us, to:

•	Process, bottle, hold and transport bottled water under sanitary conditions;

•	Protect water sources from bacteria, chemicals and other contaminants;

•	Use quality control processes to ensure the bacteriological and chemical safety of the water;

•	Sample and test both source water and the final product for contaminants.

The FDA monitors and inspects bottled water products and processing plants under its food safety program. When FDA inspects plants, the FDA verifies that the plant's product water and operational water supply are obtained from an approved source; inspects washing and sanitizing procedures; inspects bottling operations; and determines whether companies analyze their source water and product water for contaminants.

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If we begin to incorporate dietary supplements into our water to create nutritionally-enhanced beverages, we will become subject to additional certification and regulatory compliance by the FDA. Compliance efforts relating to dietary supplements to be included in our water are contained in Section 403(r)(6) of the Federal Food, Drug, and Cosmetic Act (the Act) (21 U.S.C. 343(r)(6)). Section 403(r)(6) of the Federal Food, Drug, and Cosmetic Act (the FD&C Act) (21 U.S.C. 343(r)(6)) requires that a manufacturer of a dietary supplement making a nutritional deficiency, structure/function, or general well-being claim have substantiation that the claim is truthful and not misleading. Under section 403(r)(6)(A) of the FD&C Act, such a statement is one that “claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, describes the role of a nutrient or dietary ingredient intended to affect the structure or function in humans, characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain such structure or function, or describes general well-being from consumption for a nutrient or dietary ingredient.” We will only need to collect information to substantiate our product's nutritional deficiency, structure/function, or general well-being claim if we choose to place a claim on our product's label.

Certain states and localities require a deposit or tax on the sale of certain beverages. These requirements vary by each jurisdiction. Similar legislation has been proposed in certain other states and localities, as well as by Congress. We are unable to predict whether such legislation will be enacted or what impact its enactment would have on our business, financial condition or results of operations.

Our facility is subject to federal, state and local environmental laws and regulations. We do not expect that compliance with these provisions will have any material adverse effect on our financial or competitive position. We believe our future practices and procedures for the control and disposition of toxic or hazardous substances will comply in all material respects with applicable law.

Government Regulation and Compliance (Hemp and CBD)

The production, distribution, and sale in the United States of many of our products are subject to various U.S. federal and state regulations, including, but not limited to: the FDCA; the Occupational Safety and Health Act; various environmental statutes; the Safe Drinking Water and Toxic Enforcement Act of 1986 (“California Proposition 65”); and a number of other federal, state, and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, marketing, labeling, and ingredients of such products.

Further, the regulation of food products in the United States, including products containing CBD, is complex, multi-faceted, and currently undergoing significant change. The FDA, the FTC, the USDA, and other regulatory authorities at the federal, state, and local levels extensively regulate, among other things, the research, development, testing, composition, production, import, export, labeling, storage, distribution, promotion, marketing, and post-market reporting of foods, including those that contain CBD. We, along with our third-party suppliers, co-packers, and third-party bottlers, are required to navigate a complex regulatory framework. The various federal, state, and local regulations regarding foods containing CBD are evolving, and we continue to monitor those developments. However, we cannot predict the timing, scope, or terms of any new or revised state, federal or local regulations relating to animal foods containing CBD.

Regulation of Hemp and CBD

Historically, the DEA regulated CBD, pursuant to the CSA, which establishes a framework of controls over certain substances, depending on whether they are classified in one of five risk-based schedules. Schedule I substances are the most stringently controlled, as they have been determined to have a high potential for abuse, there are no currently accepted medical uses in the United States, and there is a lack of accepted safety for use of the substance under medical supervision. The CSA classifies “marijuana” as a Schedule I controlled substance and previously defined “marijuana” to include all parts of the cannabis plant, whether growing or not; the seeds of the plant; the resin extracted from any part of the plant; and every compound mixture, salt, derivative, mixture, or preparation of the plant, its seeds, or its resin (with a few exceptions, such as mature stalks of the plant and seeds incapable of germination). Pursuant to this definition, the DEA interpreted CBD to fall within the statutory definition of “marijuana” as a compound or derivative of the cannabis plant.

In February 2014, Congress enacted the 2014 Farm Bill to allow for the limited growth and cultivation of industrial hemp, which was defined as including all parts of the cannabis plant, whether growing or not, with a delta-9 THC concentration of not more than 0.3% on a dry weight basis. This statute also allowed, as permitted by state law, the growing and cultivating of industrial hemp under the auspices of a state agricultural pilot program and by institutions of higher education and state departments of agriculture.

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In December 2018, Congress enacted the 2018 Farm Bill to allow more broadly for the production of hemp pursuant to state and tribal plans overseen by the USDA. The 2018 Farm Bill amended the statutory definition of “marijuana” under the CSA specifically to exclude “hemp”, which is defined as any part of the cannabis plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 THC concentration of not more than 0.3% on a dry weight basis. Under this definition, as long as CBD meets the statutory definition of “hemp,” then it is no longer a Schedule I controlled substance under the CSA. However, the 2018 Farm Bill did not modify the FDCA and specifically preserved the FDA’s authority to regulate products containing cannabis or cannabis-derived compounds, such as CBD, pursuant to the FDCA.

Under the 2018 Farm Bill framework, states and Native American tribes may submit to the USDA, through the relevant state department of agriculture, a plan under which the state or Native American tribe will monitor and regulate the production of industrial hemp. For those states that do not have an approved state plan, the production of hemp will be subject to a USDA established plan, although states retain the ability to prohibit hemp production within their borders. On October 31, 2019, the USDA issued the IFR to implement the 2018 Farm Bill, which established the required regulatory framework governing commercial hemp production in the United States. The USDA has begun reviewing hemp production plans submitted by state and tribal governments, although several states have informed the USDA that they will continue to operate under their 2014 Farm Bill pilot programs for the time being. Pursuant to the 2018 Farm Bill, the 2014 Farm Bill will remain effective until October 31, 2020 (one year after the date of publication of the IFR). In addition, no state or Native American tribe may prohibit the transportation or shipment of hemp or hemp products produced in accordance with the 2018 Farm Bill through the state or territory, as applicable. The USDA has interpreted this provision also to apply to interstate transportation of hemp that complies with the 2014 Farm Bill through October 31, 2020. Effective March 22, 2021, The USDA issued the final rule, which creates the U.S. Domestic Hemp Production Program. The program provides requirements for maintaining records about the land where hemp is produced, testing the levels of total delta-9 tetrahydrocannabinol, disposing of non-compliant plants, licensing hemp producers, and ensuring compliance under the new program. The Agricultural Marketing Service (AMS), has been delegated authority to administer the U.S. Domestic Hemp Production Program.

FDA Regulation of Foods

The FDA regulates foods under the FDCA and its implementing regulations. The FDCA defines “food” as articles used for food or drink for people or animals, which includes products that are intended primarily for nutritional use, taste, or aroma and the components of such products. The FDA also imposes certain requirements on foods relating to their composition, production, labeling, and marketing. Among other items, the facilities in which our products and ingredients are produced must register with the FDA, comply with cGMPs and comply with a range of food safety requirements.

Although foods are not required to obtain premarket approval from the FDA, any substance that is added to or is expected to become a component of food must be used in accordance with a food additive regulation, unless it is generally recognized as safe (“GRAS”) under the conditions of its intended use. A food may be adulterated if it uses an ingredient that is neither GRAS nor an approved food additive, and that food may not be legally marketed in the United States. The FDA has confirmed that the use of cannabis or cannabis-derived compounds in food products is subject to these food additive requirements. At this time, there are no approved food additive petitions or regulations for any cannabis-derived food additive and, while the FDA has issued a “no questions” response to certain GRAS notifications for hemp seed products, these GRAS determinations do not encompass hemp and CBD products more generally.

Additionally, the FDCA prohibits the introduction or delivery for introduction into interstate commerce of any food that contains an approved drug for which substantial clinical investigations have been instituted and made public (unless certain exceptions apply). Under this prohibition, the FDA has stated that foods that contain CBD are adulterated because CBD is an active ingredient in an FDA-approved drug that was the subject of substantial clinical investigations before it was marketed as a food, and that none of the exceptions applies.

Although the FDA has stated that it interprets the FDCA to prohibit the introduction or delivery for introduction into interstate commerce of any food into which CBD has been added and has taken enforcement action against marketers of certain CBD products (some in collaboration with the FTC), the FDA is in the process of evaluating its regulatory approach to products containing cannabis and cannabis-derived compounds. The FDA has formed an internal working group to evaluate the issue and on May 31, 2019 held a public hearing to obtain scientific data and information about the safety, producing, product quality, marketing, labeling, and sale of products containing cannabis or cannabis-derived compounds. The hearing featured extensive discussion from a variety of stakeholders regarding the use of hemp and CBD in FDA-regulated products, including foods. At the hearing, FDA stated that, while it does not have a policy of enforcement discretion with respect to any CBD products, the agency’s biggest concern is the marketing of products that puts the health and safety of consumers at risk, such as those claiming to prevent, diagnose, mitigate, treat, or cure serious diseases in the absence of requisite drug approvals.

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Further, on March 5, 2020, the FDA issued a report to Congress that was required under the 2018 Farm Bill in which the agency announced that it is currently evaluating a risk-based enforcement policy for CBD to provide more clarity to the industry and the public while the agency takes potential steps to establish a clear regulatory pathway. Although it is unclear whether or when the FDA will ultimately issue such an enforcement policy, the agency reemphasized that it will continue to take action against unlawful CBD products that pose a risk of harm to the public, including products with therapeutic claims; products that include contaminants such as heavy metals, THC, and other harmful substances; products associated with false statements, such as omitted ingredients and incorrect statements about the amount of CBD; and products marketed to vulnerable populations, such as infants and children.

The labeling of foods is regulated by both the FDA and state regulatory authorities. FDA regulations require proper identification of the product, a net quantity statement, a statement of the name and place of business of the producer or distributor, and proper listing of all of the ingredients in order of predominance by weight. The FDA may classify some of our products differently than we do and may impose more stringent regulations, which could lead to possible enforcement action.

Under the FDCA, the FDA may require the recall of a food product if there is a reasonable probability that the product is adulterated or misbranded, and the use of or exposure to the product will cause serious adverse health consequences or death. In addition, food producers may voluntarily recall or withdraw their products from the market. If the FDA believes that our products are adulterated, misbranded, or otherwise marketed in violation of the FDCA, the agency may take further enforcement action, including:

●	restrictions on the production or marketing of a product;

●	required modification of promotional materials or issuance of corrective marketing information;

●	issuance of safety alerts, press releases, or other communications containing warnings or other safety information about a product;

●	warning or untitled letters;

●	product seizure or detention;

●	refusal to permit the import or export of products;

●	fines, injunctions, or consent decrees; and

●	imposition of civil or criminal penalties.

Legislation may be introduced in the United States at the federal, state, and municipal level in respect of each of the subject areas. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity, especially as it affects children, and are seeking legislative change to reduce the consumption of sweetened beverages. There also has been an increased focus on caffeine content in beverages.

The FDA revised regulations with respect to serving size information and nutrition labeling on food and beverage products, including requirements to disclose the amount of added sugars in such products. In December 2018, the USDA promulgated regulations requiring that, by January 1, 2022, the labels of certain bioengineered foods must include a disclosure that the food is bioengineered. We may incur significant costs to alter our existing packaging materials to comply with these and other new regulations. Additionally, these new regulations may impact, reduce, or otherwise affect the purchase and consumption of our products by consumers.

Proposals to limit or restrict the sale and/or advertising of energy drinks to minors or persons below a specified age, to restrict the venues in which energy drinks can be sold, or to restrict the use of the Supplemental Nutrition Assistance Program (formerly food stamps) to purchase energy drinks have been raised or enacted in certain states, counties, and municipalities throughout the United States. Any such limitations or restrictions could adversely affect our business, financial condition, or results of operations.

We also may in the future be affected by other existing, proposed, and potential future regulations or regulatory actions, any of which could adversely affect our business, financial condition, and results of operations. Changes in government regulation, or failure to comply with existing regulations, could adversely affect our business, financial condition, and results of operations.

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Employees and Contractors

We currently have two employees, Leonard Greene, our CEO, and Kenneth Porter, our plant manager. Mr. Porter is located in North Carolina. Mr. Greene operates out of a home office in Fresno, California, but travels to our facility in North Carolina as needed. In addition, we use independent contractors for management, legal, accounting and administrative support.

Health and Safety

The health and safety of our associates is our highest priority, and this is consistent with our operating philosophy. We have implemented crisis management teams at the enterprise level to ensure our operations are aligned with global health standards and that we continue to enable the ongoing safe manufacturing and distribution of our products, as well as the safety of our customers and associates throughout the coronavirus (“COVID-19”) pandemic and beyond.

As the COVID-19 pandemic evolved, we have taken multiple steps to prevent the potential spread of the virus, to equip our associates to provide an essential service in our communities, and to ensure the ongoing, safe manufacturing and delivery of our products:

•	Adding work from home flexibility;
•	Increasing cleaning protocols across all locations;
•	Initiating regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures;
•	Implementing temperature screening of associates at our locations;
•	Establishing new physical distancing procedures for associates who need to be onsite;
•	Providing personal protective equipment and cleaning supplies;
•	Modifying office work stations with Plexiglas dividers;
•	Implementing protocols to address actual and suspected COVID-19 cases and potential exposure;
•	Suspending all domestic and international non-essential air travel for all associates; and
•	Requiring masks to be worn in all locations.

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Our products and services were deemed essential and as a result, all of our production sites continued operating during the COVID-19 pandemic. As such, we have invested in creating a physically safe work environment for our associates. Our frontline associates have gone above and beyond to perform an essential service for customers and communities during this global crisis, and our priority is to support them and keep them safe. That’s why we are reinforcing the availability of “no contact” delivery with our customers, reminding them to communicate any updates to their delivery and if they leave their empty bottles outside, we will replace them accordingly. We are also encouraging associates to live our safety principles and stop unsafe work if there is an identified or perceived risk at any delivery location.

Serving Our Communities

We are strongly committed not only to the communities we serve, but also to the world at large. After all, our families live, work and play in our local communities and around the globe.

It is part of our mission to promote hydration and wellness via sponsorships and in-kind donations, and to provide aid in the times of need. We provide bottled water products for local sporting events, culinary and hospitality programs, fundraisers, and associate-supported efforts and have contributed time and resources to many regional causes. We also donated water to medical centers and first responders, as well as supported hospitality partners feeding front-line workers during the ongoing COVID-19 pandemic.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Recent Developments

On January 11, 2020, we cancelled 225,000,000 shares of our common stock that were registered in the name of Andy Greider. The shares were cancelled pursuant an understanding between us and Mr. Greider that dated back to October 2018 and is evidenced by a written letter from Mr. Greider to our transfer agent. Mr. Greider previously provided consulting services to our company and agreed to forfeit these shares when he ceased providing such services.

On November 4, 2020, the Company exchanged 284,516,225 shares of Company common shares for 3,145,890 Company Preferred Class A shares (the “Share Exchange”).

As part of the Share Exchange, the Company exchanged:

(a)	51,927,302 shares of common stock owned by Leonard M. Greene for 520,000 Preferred Class A shares.
(b)	220,000,000 shares of common stock owned by Madeline Kaye and issued 2,200,000 Preferred Class A Shares to Leonard M. Greene
(c)	5,588,923 shares of common stock owned by Amy McNally for 55,890 Preferred Class A Shares
(d)	7,000,000 shares of common stock owned by David Johnson for 70,000 Preferred Class A Shares

On February 17, 2021, Monmouth announced that it has paid off all mortgage liens and obligations for the building, equipment and property of the Marion, North Carolina facility and has received a certificate of satisfaction from the lien holder with a payment of $719,823.56.

On or about June 14, 2021, the Company amended its Certificate of Incorporation to create a new Preferred Class of Stock, the Company’s Preferred Class B Stock, par value $0.0001. The Company’s Preferred Class B Stock can be converted into 100,000,000 (100 million) shares of the Company’s Common Stock. Each share of the Company’s Preferred Class B Stock can also vote as 100,000,000 (100 million) shares of the Company’s Common Stock.

Three shareholders of the Company’s Preferred Class A Common Stock converted their shares into 20 shares each of the Company’s Class B Preferred Stock.

Additional Closings of Regulation A+ Offering

As of the date of this offering circular, we have sold an aggregate of 1,648,655,332 shares of Common Stock for total gross proceeds of $2,652,983, before offering expenses.

DESCRIPTION OF PROPERTY

Currently, our principal executive offices are located at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752, which is where our 55,000 sq. ft. beverage and bottling facility is located.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Since our inception we operated different businesses under different names before changing our name to Greene Concepts, Inc. and engaging in our current business. Through our wholly owned subsidiary, Mammoth, we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina.

As of April 6, 2020, the Company’s production facility is fully operational after the Company spent 16 months restoring the production facility in Marion, North Carolina (the “Marion Facility”). The Marion Facility currently has the capacity to produce 192 million bottles or 8 million cases annually (with current equipment). The Marion Facility has space for additional capacity.

Additionally, Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business. During the same period, Mammoth began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice, or CGMP, regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act, or FSMA. Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

Happy Mellow

Happy Mellow uses water-soluble transport technology to deliver nutrients quickly into the body’s circulatory system (also known as bioavailability). This can support a healthy immune system, balance, stress relief, relaxation, an ease of muscle tension, and a more peaceful and healthier mind and body.

Following significant research and development, the Happy Mellow beverage line has been formulated to include fast-acting CBD, along with other vitamins. Happy Mellow is low in sugar and contains all-natural ingredients. Each delicious beverage is infused with 20 mg of broad-spectrum CBD to include:

10 mg CBD "Cannabidiol” 5 mg CBN “Cannabinol” 5 mg CBG “Cannabigerol”

The current Happy Mellow product line consists of:

•	Happy Mellow Lemon Lime (120 MG of Caffeine)
•	Happy Mellow Plum Punch (Vitamin B12)
•	Happy Mellow Blood Orange Acai (200 MG of Vitamin C)

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Recent Developments

On January 11, 2020, we cancelled 225,000,000 shares of our common stock that were registered in the name of Andy Greider. The shares were cancelled pursuant an understanding between us and Mr. Greider that dated back to October 2018 and is evidenced by a written letter from Mr. Greider to our transfer agent. Mr. Greider previously provided consulting services to our company and agreed to forfeit these shares when he ceased providing such services.

On November 4, 2020, the Company exchanged 284,516,225 shares of Company common shares for 3,145,890 Company Preferred Class A shares (the “Share Exchange”).

As part of the Share Exchange, the Company exchanged:

(a)	51,927,302 shares of common stock owned by Leonard M. Greene for 520,000 Preferred Class A shares.
(b)	220,000,000 shares of common stock owned by Madeline Kaye and issued 2,200,000 Preferred Class A Shares to Leonard M. Greene
(c)	5,588,923 shares of common stock owned by Amy McNally for 55,890 Preferred Class A Shares
(d)	7,000,000 shares of common stock owned by David Johnson for 70,000 Preferred Class A Shares

On February 17, 2021, Monmouth announced that it has paid off all mortgage liens and obligations for the building, equipment and property of the Marion, North Carolina facility and has received a certificate of satisfaction from the lien holder with a payment of $719,823.56.

On or about June 14, 2021, the Company amended its Certificate of Incorporation to create a new Preferred Class of Stock, the Company’s Preferred Class B Stock, par value $0.0001. The Company’s Preferred Class B Stock can be converted into 100,000,000 (100 million) shares of the Company’s Common Stock. Each share of the Company’s Preferred Class B Stock can also vote as 100,000,000 (100 million) shares of the Company’s Common Stock.

Three shareholders of the Company’s Preferred Class A Common Stock converted their shares into 20 shares each of the Company’s Class B Preferred Stock.

Plan of Operations

In order for us to implement our business plan over the next 12 months, we have identified the following milestones that we expect to achieve:

•	Expansion of Broker Network - We expect to continue to develop our working relationship with our national broker network. We continually meet, train, and go on sales call with our national broker network in order to take advantage of the momentum currently being created by their efforts. We anticipate a considerable amount of travel and ongoing expenses to be incurred as part of this expansion.
•	Increase Manufacturing Capacity - BE WATER product: we expect to add one to two new co-packer facilities, strategically located to reduce freight costs and meet current volumes and future growth objectives.
•	Expand Retail Distribution - We continue to expand our retail presence.
•	Addition of Support Staff - In order to support expansion efforts and to continue the training and support of our broker network, we anticipate that we will need to hire approximately two to three more people on the corporate level for the specific purpose of supporting the broker, distributor and retailers and their logistical and accounting requirements. We continue to seek and interview candidates to fill our growing need for additional staffing.

The milestones set forth above reflect our current judgment and belief regarding the direction of our business. Actual events, expenditures and results will almost always vary, sometimes materially, from any estimates, predictions, projections or assumptions suggested herein.

If our own financial resources and future cash-flows from operations are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in increased debt service obligations and could require us to agree to operating and financial covenants that could restrict our operations or modify our plans to grow the business. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, will limit our ability to expand our business operations and could harm our overall business prospects.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, director and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Leonard Greene	Chief Executive Officer; Director	67	1 Year	40
Kenneth Porter	Plant Manager	59	1 Year	N/A

Leonard Greene, Chief Executive Officer

Lenny M. Greene is the current Chief Executive Officer, President and Director of the Company and has held that position since November 19, 2019. On November 19, 2019 Mr. Greene resumed the role of company CEO and President after having served in both roles from 2003 - 2018. During his previous tenure the company manufactured and distributed high-quality ink technology formulations for wide format, narrow format and industrial printing applications. Mr. Greene laid the groundwork to build the organization to an elevated level of competitiveness and professionalism while taking the company public (OTC: INKW) thereby magnifying expansion opportunities toward near-term growth and long-term value. He brings over thirty years of experience to Greene Concepts with an impressive acumen of negotiating and closing deals with Fortune 500 corporate accounts. Mr. Greene is an expert dealing with corporate executives and purchasing agents. His resume includes spearheading sales and service and repair contracts as CEO for Comservco, a personal computing and Wide Area Network infrastructure business, from $0 to $15 million over a three-year period. Mr. Greene has managed over 200 nationwide company accounts to include: ABC, CBS, Exxon Corporation, New York City (All City Agencies), New York Telephone Company, Western Electric, Citibank and Bank of New York.

Kenneth Porter, Plant Manager

Mr. Porter has 36 years of experience in high speed food and beverage production, managing multiple plants, the maintenance, equipment & processes.  Mr. Porter has worked as a manager for Pepsi Bottling Group, Universal Food & Beverage, Summit Beverage Group and prior to joining Greene Concepts, Ice River Springs, a bottling company with an annual volume of 25 million cases and 125 employees.

His career began in 1983 working as Production Manager for Coca-Cola Bottling Co Consolidated.  In 1994 he was promoted to Plant Manager for a facility with an annual volume of 20 MM cases, and managed 105 hourly employees and 12 managers.

Mr. Porter’s skills include PM systems, PLCs, Predictive maintenance, inferred & vibration analysis, Strong people/ coaching skills, Strong problem solving skills, P&L and budgets, Costing of products, Cost analysis, Capital Appropriations, Managed multi-million dollar projects, Removed and installed complete bottling lines, Personally installed over 20 pieces of major bottling, blow molding and support equipment, Master sanitation programs, Warehouse management, inventory control & Union Plants.  He has training/certification in Computers, T.Q.M, S.P.C, T.P.M, Team Building, Self-directed work teams, M.R.P, E.R.P, OSHA & GMP regulations, USDA, FDA, HACCP, SQF, NSF, Six Sigma Black Belt and lean manufacturing champion, Safety Committees and Pepsi CQV process.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

•	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or
•	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year:

Name	Position	Cash Compensation	Other Compensation*	Total Compensation
Leonard Greene	Chief Executive Officer, Director	$84,000	$0	$84,000

Employment Agreements

The Company has entered into the following employment agreement that we believe is material to our business:

Leonard Greene

Effective as of November 19, 2019, we entered into an employment offer letter with Mr. Leonard Greene. Pursuant to the terms of the offer letter, Mr. Greene is appointed as the Chief Executive Officer of our company. His duties include the general management of the affairs of our company, together with the powers and duties usually incident to the office of chief executive officer. His monthly compensation is $7,000. He is eligible to participate in the standard benefits plans offered to similarly situated employees of our company. He is also eligible for annual bonuses at the sole discretion of the Board of Directors. The agreement may be terminated at any time by either party with or without cause or advance notice.

Consulting Agreements

We have entered into the following consulting agreements that we believe are material to our business:

Dr. Susan Hewlings

On February 5, 2019, we entered into a contract services agreement with Dr. Susan Hewlings. Pursuant to the terms of the contract, Dr. Hewlings is retained as the Director of Scientific Formulations. Her annual compensation is fifteen thousand five hundred (15,500) shares of our Series A Preferred Stock, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Hewlings’ permanent disability, or if our operations are discontinued.

Karen Howard

Karen Howard served as our Chief Executive Officer January 18, 2019 through November 19, 2019. Upon her resignation as Chief Executive Officer, Ms. Howard was simultaneously appointed as the Chief Innovation Officer of our subsidiary, Mammoth Ventures, Inc., and acts in such capacity as a contractor to the Company. Pursuant to the terms of her consulting agreement, we are required to pay Ms. Howard for her services at the rate of one thousand dollars ($1,000) per month. In addition, we issued to Ms. Howard thirty thousand (30,000) shares of our Series A Preferred Stock. In addition, we reimbursed Ms. Howard for any and all necessary, customary, and usual expenses incurred by her while traveling for and on behalf of the Company pursuant to Company's directions. As of November 19, 2019, Mammoth assumed all of our obligations under Ms. Howard’s consulting agreement, although we remained primarily liable thereunder as well. The consulting agreement expired on January 31, 2020, however, Mammoth Ventures, Inc. continues to pay Ms. Howard the same compensation and Ms. Howard continues to provide the same services as contemplated by the consulting agreement under an at-will verbal arrangement on a month-to-month basis. Pursuant to the verbal agreement, Ms. Howard is now responsible for managing the process of innovation and change management at Mammoth Ventures.

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Dr. Douglas Kalman

On February 5, 2019, we entered into a contract services agreement with Dr. Douglas Kalman. Pursuant to the terms of the contract, Dr. Kalman is retained as Scientific Director of our company. His annual compensation is twenty-two thousand five hundred (22,500) shares of Series A Preferred Stock of our company, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Kalman’s permanent disability, or if our operations are discontinued.

Dr. Lane R. Phillips

On April 10, 2019, we entered into a contract services agreement with Dr. Lane R. Phillips. Pursuant to the terms of the contract, Dr. Phillips is retained as Medical Director of our company. His annual compensation is ten thousand (10,000) shares of Series A Preferred Stock of our company. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Phillips’ permanent disability, or if our operations are discontinued.

Dr. William Rowe

On March 30, 2019, we entered into a contract services agreement with Dr. William Rowe. Pursuant to the terms of the contract, Dr. Rowe is retained as the Advisory Board Director of our company. His annual compensation is thirty five thousand (35,000) shares of Series A Preferred Stock of our company, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Rowe’s permanent disability, or if our operations are discontinued.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of December 30. 2022 (i) by each of our officers and directors who beneficially own more than 5% of our voting stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 5% of each class of our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of the company at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Common Stock(2)	Percent of Preferred Class B Stock(3)	Percent of Total Voting Stock(4)(5)
	Common Stock	Preferred Class B Stock
Lucky Pony LLC c/o Stephen Carnes 633 Gaines Way Winter Park, FL 32789	0	20	0	33.3%	26.6%
The Leonard and Elizabeth Greene Family Trust 1865 Herndon Ave, Suite K Clovis, CA 93611	0	20	0	33.3%	26.6%
High Hopes Holdings, LLC 219 Sykes Point Lane Merritt Island, FL 32953	0	20	0	33.3%	26.6%
All directors and officers as a group	0	20	0.0%	20.0%	26.6%

*Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any securities acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).
(2)	Based on 2,114,667,515 shares of our Common Stock outstanding as of December 30, 2022.
(3)	Based on 60 shares of our Preferred Class B Stock outstanding as of the date of this offering circular. Shares of Preferred Class B Stock are convertible into shares of Common Stock on the basis of 100,000,000 shares of Common Stock for every share of Preferred Class B Stock. Each share of Preferred Class B Stock is entitled to one hundred million (100,000,000) votes per share on all matters to which they are so entitled to vote.
(4) (5)

Percentage of Total Voting Stock represents total ownership with respect to all shares of our Common Stock, Preferred Class A Stock and Preferred Class B Stock as a single class and giving effect to the 1,000 for 1 vote of the Preferred Class A Stock and 100,000,000 for 1 vote of Preferred Class B Stock.

Preferred Class B Shareholders have voting rights equal to four times the sum of: (a) the total number of shares of Common Stock which are issued and outstanding at the time of voting; plus (b) the total number of votes Preferred Class A holders are entitled.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as set forth below, since the beginning of our 2017 fiscal year, we have not entered into any transactions with any related persons in which the amount involved exceeded the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years.

As of January 31, 2023, and January 31, 2022, the Company owed $1,466,845 and $1,045,827, respectively, to Leonard Greene, the Company’s Chief Executive Officer. These loans were forgiven by Leonard Greene on November 19, 2019. The loan was a non-interest-bearing, unsecured obligation, due upon demand.

On February 8, 2019, we issued to BNL Capital, LLC a total of 2 million shares of our Preferred Class A Stock as compensation for services that BNL Capital, LLC rendered to us in connection with our acquisition of Mammoth Ventures Inc.

SECURITIES BEING OFFERED

We are offering 500,000,000 units, each unit consisting of 3 Shares of Common Stock of Greene Concepts, Inc. and 2 warrants, par value $0.0001 ("Units"), at an offering price of $0.007 per Unit (the "Offered Units") by the Company. Through the sale of Units, the Company is offering a maximum of 2,500,000,000 shares.

Our authorized capital stock consists of 10,000,000,000 shares of Common Stock, $0.0001 par value per share, and 20,000,000 shares of Preferred Class Stock, par value $0.0001. As of December 30, 2022, there are 2,114,667,515 shares of our Common Stock, 888,390 shares of our Preferred Class A Stock issued and outstanding and 60 shares of Preferred Class B Stock issued and outstanding.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

As of December 30, 2022, there were 2,114,667,515 shares of Common Stock issued and outstanding.

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding holders of our preferred stock, holders of our Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

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Preferred Class A Stock

As of December 30, 2022, there were 888,390 shares of Preferred Class A Stock outstanding.

Voting Rights. Holders of shares of Preferred Class A Stock vote together with the holders of Common Stock. Each share of Preferred Class A Stock is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class A Stock vote together with the holders of shares of Common Stock as a single class.

In addition, so long as any shares of Preferred Class A Stock remains outstanding, in addition to any other vote or consent of stockholders required by our certificate of incorporation, the company will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Class A Stock: (i) effect a sale of all or substantially all of the company’s assets or which results in the holders of the company’s capital stock owning less than fifty percent (50%) of the voting power of the company, (ii) alter or change the rights, preference, or privileges of the Preferred Class A Stock, (iii) increase or decrease the number of authorized shares of Preferred Class A Stock, (iv) authorize the issuance of securities having preference over or on par with the Series A Preferred Stock, (v) effectuate a forward or reverse stock split or dividend of the company’s Common Stock , or (vi) increase the maximum number of directors constituting the board of directors to a number greater than seven (7); with holders of Preferred Class A Stock having the right, but not the obligation, to fill four (4) of such board seats.

Dividend Rights. We are not required to pay dividends at any specific rate on the Preferred Class A Stock; provided, however, that if any dividend is paid on the outstanding Common Stock, the Preferred Class A Stock would participate in such dividend on a pari passu basis with the holders of Common Stock on an as converted to Common Stock basis.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, whether voluntary or involuntary,, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Preferred Class A Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the amount that would be paid to one hundred shares of Common Stock (subject to adjustment), plus any dividends declared but unpaid thereon.

Conversion Rights. Each share of Preferred Class A Stock is convertible at any time, after one year from the issuance of such share, at the option of the holder into one hundred (100) shares of Common Stock for each share of Preferred Class A Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Other Rights. Holders of Preferred Class A Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class A Stock.

Preferred Convertible Class B Stock

As of December 30, 2022, there were 1000 shares of Preferred Convertible Class B Stock (“Series B Preferred Stock”) authorized. Currently, the Company has issued 60 shares of Series B Preferred Stock.

Voting Rights. Each outstanding share of Series B Preferred Stock shall be entitled to one hundred million (100,000,000) votes per share on all matters to which the shareholders of the Company are entitled or required to vote. Further, Preferred Class B Stockholders shall have voting rights equal to four times the sum of: (a) the total number of shares of Common Stock which are issued and outstanding at the time of voting; plus (b) the total number of votes Preferred Series A holders are entitled. At no time can the combination of votes by Common shareholders and Series A Preferred shareholders be equal to or greater than the votes entitled to Preferred Class B shareholders.

Dividend Rights. We are not required to pay dividends at any specific rate on the Series B Preferred Stock; provided, however, that if any dividend is paid on the outstanding Common Stock, the Series B Preferred Stock would participate in such dividend on a pari passu basis with the holders of Common Stock on an as converted to Common Stock basis.

Conversion Rights. Each share of Series B Preferred Stock is convertible at any time, at the option of the holder into one hundred million (100,000,000) shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

46

Transfer Agent and Registrar

The company has engaged Pacific Stock Transfer Company, Inc. as its transfer agent and registrar. Pacific Stock’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119 and its telephone number is (800) 785-7782.

Shares Eligible for Future Sale

After giving effect to the completion of this offering, assuming we sell the maximum, we will have 4,614,667,515 shares of Common Stock outstanding. The 2,500,000,000 shares of Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Donnell Suares, Esq.

INTERESTS OF NAMED EXPERTS AND COUNSEL

On February 16, 2021, the Company sold 33,333,333 of Regulation A Offering Shares to Suares Capital LLC which is owned and controlled by our securities counsel Donnell Suares. On April 27, 2022, the Company repurchased the 33,333,333 of Regulation A Offering Shares from Suares Capital LLC. The Company cancelled the 33,333,333 shares.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Common Stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 1 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

47

GREENE CONCEPTS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of July 31, 2022 and July 31, 2021.	F-8
Consolidated Income Statements for the Twelve Months Ended July 31, 2022, and July 31, 2021	F-9
Consolidated Statements Cash Flows for the Twelve Months Ended July 31, 2022, and July 31, 2021	F-10
Consolidated Statements of Changes in Stockholders’ deficit for the Twelve Months ended July 31, 2022	F-11
Notes to Consolidated Financial Statements	F-12

F-1

GREENE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

AT JANUARY 31, 2023 AND JANUARY 31, 2022

(UNAUDITED)

	2022	2021
ASSETS

CURRENT ASSETS

Cash	$381,251	$1,342,824

Accounts Receivable net of allowance of doubtful accounts	2,677	32,399

Inventory	383,497	193,466

Prepaid Expenses	2,000	-

Securities	46,673	-

TOTAL CURRENT ASSETS	814,098	1,568,689

FIXED ASSETS-NET	4,613,510	4,622,593

OTHER ASSETS

Due from Subsidiary	–	193,689

Subscription Programs	331,043	18,500

Utility Deposit	–	1,650

TOTAL ASSETS	5,760,651	6,405,121

LIABILITIES

Accounts Payable	103,661	24,429

Accrued Interest Payable	76,313	106,438

Other Liabilities	–	–

Notes Payable (Note 2)	246,899	211,873

Note Payable Shareholder	2,029,675	–

TOTAL LIABILITIES	2,456,548	342,740

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.0001 par value 20,000,000 Authorized 888,390 issued & outstanding at January 31, 2023 and 8,925,390 issued & outstanding at January 31, 2022	89	893

Preferred B Stock $.001 par value 1,000 Authorized 60 issued & outstanding at January 31, 2023 and 0 issued & outstanding at January 31, 2022	–	–

Common Stock, $.0001 par value 10,000,000,000 Authorized 2,114,667,515 issued & outstanding at January 31, 2023 and 2,122,000,848 issued & outstanding at January 31, 2022	214,467	212,200

Additional paid-in-capital	10,209,136	11,381,623

Retained earnings/(deficit)	(7,116,589)	(5,532,335)

TOTALSTOCKHOLDERS’ EQUITY (DEFICIT)	3,304,103	5,986,561

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	5,760,651	6,405,121

The accompanying notes are an integral part of the financial statements.

F-2

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2023, AND 2022

(UNAUDITED)

	Three Months Ended January 31		Six Months Ended January 31
	2023	2022	2023	2022
REVENUES:

Sales	$143,245	$135,605	$435,317	$231,037

TOTAL REVENUE	143,245	135,605	435,317	231,037

COST OF SALES	110.313	109,465	349,235	256,048

GROSS MARGIN	32,932	26,140	86,082	(25,011)

OPERATING EXPENSES:

Administrative expenses	15,592	23,198	26,964	44,567

Professional Fees	124,084	158,710	318,149	313,600

Depreciation	17,241	17,241	34,481	34,482

Marketing	85,871	37,506	250,619	193,519

Plant operations	7,438	–	13,198	–

Taxes	–	–	1,394	5,220

Total Operating expenses	250,226	236.655	644,805	591,388

NET OPERATING INCOME/ (LOSS)	(217,295)	(210,505)	(558,723)	(616,399)

OTHER INCOME/(EXPENSES)

Finance and interest fees	(71,961)	30,723)	(138,850)	(38.786)

Interest income	129	–	226	–

Total Other Income/(Expenses)	(71,832)	(30,723)	(138,624)	(38,756)

NET INCOME/ (LOSS)	$(289,127)	$(241,238)	$(697,347)	$(655,185)

Basic and Diluted Loss per Common Share	$(.0001367)	$(.000114)	$(.0003298)	$(0.000014)

Weighted Average Number of Common Shares Outstanding	2,122,000,848	2,122,000,848	2,122,000,848	2,122,000,848

The accompanying notes are an integral part of the financial statements.

F-3

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JANUARY 31, 2023 & 2022

(UNAUDITED)

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	(408,220)	(655,185)

Adjustments to reconcile net income to net cash provided. By operating activities:

Loss on abandonment of asset	–	–

Changes in operating assets and liabilities:

Preferred Shares issued for Services	–	–

Depreciation and amortization	17,241	34,482

(Increase)/decrease in Due from subsidiary	–	499,622

(Increase)/decrease in accounts receivable	(7,222)	(5,752)

Increase/ (decrease) in accounts payable	(97,274)	(149,492)

Increase/ (decrease) in accrued interest payable	10,146	74,471

(increase)/decrease in prepaid expenses	–	–

(Increase)/decrease in other current assets	28,085	(39,453)

(Increase)/decrease in inventory	2,449	(101,634

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(454,795)	(342,941)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	25,493	(861,383)

Acquisition	–	(18,500)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(25,493)	(879,883)

CASH FLOWS FROM FINANCING ACTIVITIES

Sale of branding rights	–	–

(Decrease)/Increase in notes payable	14,612	15,000

(Decrease)/Increase in REG A Equity Investment	225,000	–

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	239,612	15,000

NET INCREASE/ (DECREASE) IN CASH	(189,690)	(1,237,824)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	895,511	2,580,648

CASH AND EQUIVALENTS, END OF PERIOD	705,821	1,342,824

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The accompanying notes are an integral part of the financial statements.

F-4

GREEN CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED JANUARY 31, 2023

(UNAUDITED)

	PREFERRED		COMMON		ADDITIONAL PAID IN	ACCUMULATED EQUITY	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE JULY 31, 2020	13,119,500	$1,312	1,282,517,074	$128,251	$2,678,536	$(2,698,216)	$109,883

ISSUANCE OF COMMON SHARES FOR REG A			176,666,667	17,667	300,133		317,800

EXCHANGE OF COMMON SHARES FOR PREFERRED SHARES	3,145,890	315	(284,516,226)	(28,452)			(28,137)

ISSUANCE OF PREFERRED SHARES FOR SERVICES	600,000	60					60

ISSUANCE OF COMMON FOR DEBT CONVERSION			100,000,000	10,000			10,000

ISSUANCE OF COMmON SHARES FOR REG A			120,000,000	12,000			12,000

CANCELLATION OF PREFERRED SHARES	(8,000,000)	(800)			800		–

ISSUANCE OF COMMON SHARES FOR REG A			677,333,333	67,334	1,062,667		1,130,401

SALE OF BRANDING RIGHTS					5,875,000		5,875,000

NET INCOME/(LOSS) JULY 31, 2021						(2,383,848)	(2,383,848)

BALANCE JULY 31, 2021	8,925,390	$893	2,072,000,848	207,200	$9,917,136	$(5,082,064)	$5,043,165

CONVERSION OF PREFERRED SHARES	(8,037,000)	(804)					(804)

ISSUANCE OF PREFERRED B SHARES	60	0					0

SHARE BUY BACK			(37,333,333)	(3,733)			(3,733)

ISSUANCE OF COMMON SHARE FOR REG A			50,000,000	5,000	70,000		75,000

NET INCOME/(LOSS) JULY 31, 2022						(1,337,177)	(1,337,177)

BALANCE JULY 31, 2022	888,450	89	2,084,667,515	208,467	$9,987,136	$(6,419,241)	$3,776,451

ISSUANCE OF COMMON SHARE FOR REG A			30,000,000	3,000	222,000		225,000

NET INCOME/(LOSS) OCTOBER 31, 2022						(408,219)	(408,219)

BALANCE OCTOBER 31, 2022	888,450	89	2,114,667,515	211,467	10,209,136	$(6,827,460)	$3,593,231

NET INCOME/(LOSS) JANUARY 31, 2023						(257,127)	(257,127)

BALANCE JANUARY 31, 2023	888,450	89	2,114,667,515	211,467	10,209,136	$(7,116,587)	$3,304,103

The accompanying notes are an integral part of the financial statements.

F-5

GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JANUARY 31, 2023

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years. The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits. The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature. The results of operations for the Three months ended January 31, 2023 and 2021 are not necessarily indicative of the results for the full fiscal year ending July 31, 2022.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. In February, 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

F. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

	As of January 31, 2023	As of January 31, 2022
Net operating loss carryforward	(7,116,587)	(5,532,335)
Valuation allowance	(7,116,587)	(5,532,335)

Net deferred tax assets	$–	$–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Six Months ended January 31, 2023	For the Six Months ended January 31, 2022

Expected federal statutory rate	(21)%	(21)%
State Effect on tax rate, net of federal benefit	(4.35)%	(4.35)%
Change in valuation allowance	25.35%	25.35%

Income tax provision (benefit)	1,804,055	1,402,447

F-6

GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JANUARY 31, 2023

(UNAUDITED)

The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits may be realized in future periods. The Company has not yet established that it can generate taxable income. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

NOTE 2 –NOTES AND OTHER LOANS PAYABLE

CONVERTIBLE NOTES

Date	Name	Principal	Interest Rate	Maturity Date

October 1, 2018	Bradley Wilson	$6,000.00	8.00% APR	October 1,2019
October 5, 2018	Bradley Wilson	$1,150.00	8.00% APR	October 5, 2019
October 5, 2018	Bradley Wilson	$9,000.00	8.00% APR	October 5, 2019
October 26, 2018	Bradley Wilson	$9,223.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$12,000.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$1,000.00	8.00% APR	October 26, 2019
November 15, 2018	Bradley Wilson	10,000,00	8.00% APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	8.00% APR	December 11,2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
December 18, 2018	Bradley Wilson	$1,500.00	8.00% APR	December 18, 2019
January 16,2019	CDN Associates, LLC	$15,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$1,500.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	12.00% APR	March 6, 2020
January 24, 2020	Bradley Wilson	$44,400.00	12.00% APR	January 24, 2021
February 19, 2020	Bradley Wilson	$25,000.00	12.00% APR	February 19, 2021
March 26, 2020	Bradley Wilson	$10,000.00	12.00% APR	March 26, 2021

NOTE 3- SUBSEQUENT EVENTS

The Company began sourcing line parts to produce gallon jugs with the commitment from an established national brand to deliver a white-label product (water produced at $INKW for another company) in gallon sizes.

Greene Concepts launches its Happy Mellow Immune Support CBD beverage on website happymellow.com. The flavors offered are:

1.	Lemon-Lime “Be Energized” with Caffeine and Vitamin D-3
2.	Plum Punch “Be Balanced” with Vitamin B-12
3.	Blood Orange Acai “Be Well” with Vitamin C

Due to a multitude of retailer requests, the Company has designed and sourced the requisite materials to create 6-pack and 12-pack premium branded configurations. These packs will be made available in addition to our existing 24-pack cases to provide retailers with several more SKUs of BE WATER.

F-7

GREENE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

AT JULY 31, 2022 AND JULY 31, 2021

	2022	2021
ASSETS

CURRENT ASSETS

Cash	$895,511	$2,580,648

Accounts Receivable net of allowance of doubtful accounts	10,050	26,647

Inventory	331,096	91,832

Prepaid Expenses	2,000

Securities	46,968

TOTAL CURRENT ASSETS	1,285,625	2,699,127

FIXED ASSETS-NET	4,546,829	3,846,591

OTHER ASSETS

Subscription Programs	355,249	100,000

Utility Deposit	–	1,650

TOTAL ASSETS	6,187,703	6,647,338

LIABILITIES

Accounts Payable	129,709	37,919

Accrued Interest Payable	56,743	32,067

Other Liabilities	10,260	288,944

Notes Payable (Note 2)	211,873	290,373

Note Payable Shareholder	2,003,297	954,959

TOTAL LIABILITIES	2,411,252	1,604,263

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred A Stock $.0001 par value 20,000,000 Authorized 888,390 issued & outstanding at July 31, 2022 and 8,325,390 issued & outstanding at July 31, 2021	89	833

Preferred B Stock $.001 par value 1,000 Authorized 60 issued & outstanding at July 31, 2022 and 0 issued & outstanding at July 31, 2021	–	–

Common Stock, $.0001 par value 3,000,000,000 Authorized 2,084,667,515 issued & outstanding at July 31, 2022 and 2,072,000,848 issued & outstanding at July 31, 2021	208,467	207,200

Additional paid-in-capital	9,987,136	9,917,136

Retained earnings/(deficit)	(6,419,241)	(5,082,064)

TOTALSTOCKHOLDERS’ EQUITY (DEFICIT)	3,776,451	5,043,105

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	6,187,703	6,647,338

The accompanying notes are an integral part of the financial statements.

F-8

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JULY 31, 2022, AND 2021

	Twelve Months Ended July 31
	2022	2021
REVENUES:

Sales	308,121	$419,108

TOTAL REVENUE	308,121	419,108

COST OF SALES	289,629	433,893

GROSS MARGIN	18,492	(14,785)

OPERATING EXPENSES:

Marketing & Advertising	238,487	1,969,223

Brand Consulting	328,379	–

Administrative expenses	85,745	70,907

Professional Fees	498,694	421,492

Depreciation	68,962	68,964

Taxes	13,482	10,677

Plant Maintenance	21,376	99,127

Total Operating expenses	1,255,125	2,640,390

NET OPERATING INCOME/ (LOSS)	(1,236,633)	(2,655,175)

OTHER INCOME/(EXPENSES)

Interest Income	93	87

Finance and interest fees	(100,637)	(48,753)

Write off of forgiven debt	–	469,992

Loss on abandoned asset	–	(150,000)

Total Other Income/(Expenses)	(100,544)	237,327

NET INCOME/ (LOSS)	(1,337,177)	$(2,383,848)

Basic and Diluted Loss per Common Share	(0.000641)	$(0.00115)

Weighted Average Number of Common Shares Outstanding	2,084,667,515	2,072,000,848

The accompanying notes are an integral part of the financial statements.

F-9

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED JULY 31, 2022 & 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	(1,337,177)	(2,383,848)

Adjustments to reconcile net income to net cash provided. By operating activities:

Loss on abandonment of asset	–	150,000

Changes in operating assets and liabilities:

Preferred Shares issued for Services	(744)	(879)

Depreciation and amortization	68,962	68,962

(Increase)/decrease in Due from subsidiary	(532,283)	368,116

(Increase)/decrease in accounts receivable	16,597	(25,758)

Increase/ (decrease) in accounts payable	91,160	(42,251)

Increase/ (decrease) in accrued interest payable	24,676	54,653

(increase)/decrease in prepaid expenses	(2,000)

(Increase)/decrease in other current assets	(46,968)	(100,000)

(Increase)/decrease in inventory	(239,264)	(62,612)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(1,957,041)	(1,973,617)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	769,200	24,064

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(769,200)	(24,604)

CASH FLOWS FROM FINANCING ACTIVITIES

Sale of branding rights	–	5,878,000

(Decrease)/Increase in notes payable	969,838	(2,727,798)

(Decrease)/Increase in REG A Equity Investment	71,267	1,361,000

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	1,041,105	4,511,202

NET INCREASE/ (DECREASE) IN CASH	(1,685,136)	2,513,521

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	25,580,647	67,127

CASH AND EQUIVALENTS, END OF PERIOD	895,511	2,580,648

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The accompanying notes are an integral part of the financial statements.

F-10

GREEN CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE TWELVE MONTHS ENDED JULY 31, 2022

	PREFERRED		COMMON		ADDITIONAL PAID IN	ACCUMULATED EQUITY	TOTAL SHAREHOLDERS EQUITY
	SHARES	VALUE	SHARES	VALUE	CAPITAL	(DEFICIT)	(DEFICIT)

BALANCE JULY 31, 2019	12,085,500	$1,209	783,112,467	$78,311	$1,868,848	$(1,962,4431)	$14,075

ISSUANCE OF PREFERRED SHARES FOR SERVICES	1,034,000	103			(103)

ISSUANCE OF COMMON SHARES FOR CAPITAL			80,000,000	8,000	(8,000)

CANCELLATION OF SHARES			(276,700,000)	(27,670)	27,670

ISSUANCE OF COMMON SHARES FOR SERVICES			1,449,275	145	(145)

ISSUANCE OF COMMON SHARES FOR REG A			694,655,332	69,465	790,266		859,731

NET LOSS JULY 31, 2020						(735,773)	(735,773)

BALANCE JULY 31, 2020	13,119,500	$1,312	1,282,517,074	$128,251	$2,678,536	$(2,698,216)	$109,883

ISSUANCE OF COMMON SHARES FOR REG A			176,666,667	17,667	300,133		317,800

EXCHANGE OF COMMON SHARES FOR PREFERRED SHARES	3,145,890	315	(284,516,226)	(28,452)			(28,137)

ISSUANCE OF PREFERRED SHARES FOR SERVICES	60,000	6					6

ISSUANCE OF COMMON FOR DEBT CONVERSION			100,000,000	10,000			10,000

ISSUANCE OF COMON SHARES FRO REG A			120,000,000	12,000			12,000

CANCELLATION OF PREFERRED SHARES	(8,000,000)	(800)			800		–

ISSUANCE OF COMMON SHARES FOR REG A			677,333,333	67,334	1,062,667		1,130,401

SALE OF BRANDING RIGHTS					5,875,000		5,875,000

NET INCOME/(LOSS) JULY 31, 2021						(2,383,848)	(2,383,848)

BALANCE JULY 31, 2021	8,325,390	$833	2,072,000,848	207,200	$9,917,136	$(5,082,064)	$5,043,105

CONVERSION OF PREFERRED SHARES	(8,037,000)	(804)					(804)

ISSUANCE OF PREFERRED B SHARES	60

SHARE BUY BACK			(37,333,333)	(3,733)			(3,733)

ISSUANCE OF COMMON SHARE FOR REG A			50,000,000	5,000	70,000		75,000

NET INCOME/(LOSS) JULY 31, 2022						(1,337,177)	(1,337,177)

BALANCE JULY 31, 2022	288,450	29	2,084,667,515	208,467	$9,987,136	$(6,419,241)	$3,776,451

The accompanying notes are an integral part of the financial statements.

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GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2022

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years. The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits. The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred. The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature. The results of operations for the Twelve months ended July 31, 2022 and 2021 are not necessarily indicative of the results for the full fiscal year ending July 31, 2022.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. In February, 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

F. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

	As of July 31, 2022	As of July 31, 2021
Net operating loss carryforward	6,419,241	5,082,064
Valuation allowance	(6,419,241)	(5,082,064)

Net deferred tax assets	$–	$–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

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GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2022

(UNAUDITED)

	For the Twelve Months ended July 31, 2022	For the Twelve Months ended July 31, 2021

Expected federal statutory rate	(21)%	(21)%
State Effect on tax rate, net of federal benefit	(4.35)%	(4.35)%
Change in valuation allowance	25.35%	25.35%

Income tax provision (benefit)	1,627,024	1,288,303

 The Company, after considering all available evidence, fully reserved its deferred tax assets since it is more likely than not that such benefits may be realized in future periods. The Company has not yet established that it can generate taxable income. The Company will continue to evaluate its deferred tax assets to determine whether any changes in circumstances could affect the realization of their future benefit. If it is determined in future periods that portions of the Company’s deferred tax assets satisfy the realization standards, the valuation allowance will be reduced accordingly.

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

NOTE 2 –NOTES AND OTHER LOANS PAYABLE

CONVERTIBLE NOTES

Date	Name	Principal	Interest Rate	Maturity Date
October 1, 2018	Bradley Wilson	$6,000.00	12.00%APR	October 1,2019
October 5, 2018	Bradley Wilson	$1,150.00	12.00%APR	October 5, 2019
October 26, 2018	Bradley Wilson	$12,000.00	12.00%APR	October 26, 2019
October 26, 2018	Bradley Wilson	$9,223.00	12.00%APR	October 26, 2019
November 15, 2018	Bradley Wilson	10,000,00	12.00%APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	12.00%APR	December 11,2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
January 16,2019	CDN Associates, LLC	$5,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	8.00% APR	March 6, 2020
November 27, 2019	High Garden Growth Capital	$15,000.00	12.00% APR	November 27, 2020
January 24, 2020	Bradley Wilson	$44,400.00	12.00% APR	January 24, 2021
February 19, 2020	Bradley Wilson	$25,000.00	12.00% APR	February 19, 2021
March 26, 2020	Bradley Wilson	$10,000.00	12.00% APR	March 26, 2021

NOTE 3- SUBSEQUENT EVENTS

Greene Concepts, Inc. (OTC Pink: INKW) is happy to announce it is in discussion with a firm to purchase its sports hemp beverage company as a wholly owned subsidiary under the Greene Concepts banner. The sports hemp beverage company is a manufacturer and distributor of all-natural hemp infused sports drinks available in multiple flavors. This will extend Greene Concepts’ reach into the sports drink industry valued at $22.37 billion in 2018.

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PART III – EXHIBITS

Exhibit No.	Description
2.1	Restated Certificate of Incorporation of Greene Concepts, Inc., dated April 13, 2011 [Filed as Exhibit 2.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.2	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated July 6, 2012 [Filed as Exhibit 2.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.3	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated December 19, 2014 [Filed as Exhibit 2.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.4	Amended and Restated Bylaws of Greene Concepts, Inc. [Filed as Exhibit 2.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.5*	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated June 14, 2021 [Filed as Exhibit 2.5 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
3.1	Form of Nuemark Group LLC, Bradley Wilson, and CDN Associates Promissory Notes [Filed as Exhibit 3.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
3.2	Form of Bergamo Consulting LLC Promissory Notes [Filed as Exhibit 3.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
4.1*	Form of Subscription Agreement [Filed as Exhibit 4.1 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
4.2*	Form of Stock Purchase Warrant [Filed as Exhibit 4.2 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.1	Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement, dated as of February 6, 2019, by and between Greene Concepts, Inc. and BNL Capital LLC [Filed as Exhibit 6.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.2	Contract Services Agreement, dated January 18, 2019, by and between Greene Concepts, Inc. and Karen Howard [Filed as Exhibit 6.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.3	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Susan Hewlings [Filed as Exhibit 6.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.4	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Douglas Kalman [Filed as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.5	Contract Services Agreement, dated March 30, 2019, by and between Greene Concepts, Inc. and Dr. William Rowe [Filed as Exhibit 6.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.6	Contract Services Agreement, dated April 12, 2019, by and between Greene Concepts, Inc. and Dr. Lane Phillips [Filed as Exhibit 6.6 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.7	Asset Purchase Contract and Receipt, dated on or about December 24, 2018, by and between Mammoth Ventures Inc. and North Cove Springs Bottling and Beverage, Inc. [Filed as Exhibit 6.7 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.8	Employment Offer Letter, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene [Filed as Exhibit 6.8 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.9	Loan Forgiveness and Cancellation Agreement, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene [Filed as Exhibit 6.9 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]

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6.10	Madeline Kaye Redemption Letter, dated October 25, 2018 [Filed as Exhibit 6.10 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.11	Keith Kraemer Redemption Letter, dated October 2, 2018 [Filed as Exhibit 6.11 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.12

Letter of Understanding by Andy Greider to Pacific Stock Transfer as to cancellation of 225,000,000 shares of Common Stock.[Filed as Exhibit 6.12 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A on February 14, 2020]

6.13	Participation Agreement between Greene Concepts, Inc. and CWI, Inc., dated April 15, 2021
6.14	Agreement between Greene Concepts, Inc. and BNL Capital LLC, dated March 5, 2021
6.15*	Single Asset Purchase Agreement between Greene Concepts, Inc. and Tom Blakely dated October 5, 2021 [Filed as Exhibit 6.15 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.16*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated September 8, 2021 [Filed as Exhibit 6.16 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.17*	Membership Interest Purchase and Post-Closing Consulting Agreement, between Greene Concepts, Inc. and Justin Chinchen, dated August 2, 2021 [Filed as Exhibit 6.17 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.18*	Fee Sharing and Non-Circumvention Agreement, between Greene Concepts, Inc. and A2M Bio Inc., dated February 9, 2022 [Filed as Exhibit 6.18 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.19*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated September 16, 2021 [Filed as Exhibit 6.19 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
6.20*	Cram Racing Enterprises Sponsorship Agreement, between Greene Concepts, Inc. and Cram Racing Enterprises, LLC. dated August 29, 2021 [Filed as Exhibit 6.20 to the Company’s Offering Statement on Form 1-A on February 16, 2023]
11.1*	Consent of Donnell Suares (included in Exhibit 12.1)
12.1	Opinion of Donnell Suares [Filed as Exhibit 12.1 to the Company’s Offering Statement on Form 1-A on February 16, 2023]

* Filed previously

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marion, North Carolina, on March 30, 2023.

GREENE CONCEPTS, INC.

By:	/s/ Leonard Greene
Leonard Greene
Chief Executive Officer & Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

TITLE
SIGNATURE	DATE
Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)
March 30, 2023
/s/ Leonard Greene
Leonard Greene

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